UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. _)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒   Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐   Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material under § 240.14a-12

The Timken Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒   No fee required

☐   Fee paid previously with preliminary materials

☐   Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY COPY – SUBJECT TO COMPLETION

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, as amended, please be advised that The Timken Company intends to release definitive copies of this Proxy Statement to shareholders beginning on or about March 20, 2023.

The Timken Company

100 YEARS
TKR LISTED NYSE
TKR
Timken
448,639
72.6400
-0.61 -0.83%
72.03
72.73
71.58
72.26
72,743,000
TIMKEN
NYSE

John M. Timken, Jr. Chairman – Board of Directors The Timken Company 4500 Mt. Pleasant Street NW North Canton, OH 44720

March 20, 2023

Dear Fellow Timken Shareholder:

Your Board of Directors is pleased to invite you to the 2023 Annual Meeting of Shareholders of The Timken Company to be held on Friday, May 5, 2023, at 10:00 a.m. local time. We will conduct this year’s meeting in an online-only format, with attendance via the internet.

This year, you are being asked to act upon six matters. Four of these matters (Proposals No. 1, 2, 4 and 5) have been unanimously recommended by your Board of Directors, while one of these matters (Proposal No. 6) is a shareholder proposal that is not supported by your Board of Directors. For the vote on “say-on-pay” frequency (Proposal No. 3), your Board of Directors recommends maintaining an annual say-on-pay vote. Details of these matters, along with the recommendations of your Board of Directors, are contained in the accompanying Notice of 2023 Annual Meeting of Shareholders and Proxy Statement.

Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.

I want to thank you for your continuous support of our business over the years and I look forward to strong participation and a similar vote of support at the 2023 Annual Meeting of Shareholders.

Sincerely,

John M. Timken, Jr.

Chairman – Board of Directors

Engineered Bearings   I   Mechanical Power Transmission Products   I   Industrial Services

THE TIMKEN COMPANY

North Canton, Ohio

_____________________

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

__________________________________________

The 2023 Annual Meeting of Shareholders of The Timken Company will be held on Friday, May 5, 2023, at 10:00 a.m. local time, in an online-only format, with attendance via the internet at the following web address: www.cesonlineservices.com/tkr23_vm. You will not be able to attend this meeting in person.

The meeting is being held for the following purposes:

1.	Election of 11 Directors to serve for a term of one year;
2.	Approval, on an advisory basis, of our named executive officer compensation;
3.	Recommendation, on an advisory basis, of the frequency (every 1, 2 or 3 years) of the shareholder advisory vote on named executive officer compensation;
4.	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2023;
5.	Approval of amendments to our Amended Articles of Incorporation and Amended Regulations to reduce certain shareholder voting requirement thresholds;
6.	Consideration of a shareholder proposal requesting our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting; and
7.	Consideration of such other business as may properly come before the meeting.

Shareholders of record of common shares of The Timken Company at the close of business on February 21, 2023 are the shareholders entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO PARTICIPATE IN THE ONLINE-ONLY 2023 ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.

Effect of Not Casting Your Vote. Under New York Stock Exchange (“NYSE”) rules, if you hold your shares in “street name” through a brokerage account, your broker will NOT be able to vote your shares for you on most of the matters being considered at the 2023 Annual Meeting of Shareholders, including the election of Directors, unless you have given instructions to your broker prior to the meeting.

In order to attend the online-only meeting, you will need to pre-register by 10:00 a.m. Eastern Time on May 4, 2023. To pre-register for the meeting, please follow these instructions:

Registered Shareholders

If your shares are registered in your name with our transfer agent or you are a participant holding shares in a Timken-sponsored employee savings plan and you wish to attend the virtual meeting, go to www.cesonlineservices.com/tkr23_vm. Please have your Proxy Card or Notice of the Meeting, containing your 11-digit control number available and follow the instructions to complete your registration request.

Beneficial Shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record)

Beneficial shareholders who wish to attend the virtual meeting may pre-register by visiting the website www.cesonlineservices.com/tkr23_vm. Please have available the voting instruction form, notice, or other communication from your broker, bank, or other holder of record that sets forth the control number provided to you and follow the instructions to complete your registration request.

After pre-registering for the meeting, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting and submitting questions. Shareholders may review the rules of conduct for the virtual meeting or vote during the virtual Annual Meeting by following the instructions available on the meeting website.

Thank you for your continued support of The Timken Company.

Hansal N. Patel
Vice President, General Counsel & Secretary

March 20, 2023

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Shareholders to be held on May 5, 2023: This Proxy Statement and our 2022 Annual Report to Shareholders are available on the Investors section of our website https://investors.timken.com/.

Notice of 2023 Annual Meeting of Shareholders and Proxy Statement
Chairman’s Letter
Notice of Annual Meeting

1	Proxy Summary
12	Proxy Statement
12	Proposal No. 1: Election of Directors
13	Nominees
18	Independence Determinations
19	Related Party Transactions Approval Policy
19	Board and Committee Meetings
20	Board Leadership Structure
20	Director Compensation
22	Board Committees
22	Audit Committee
22	Compensation Committee
24	Nominating and Corporate Governance Committee
25	Corporate Governance and Social Responsibility Highlights
29	Shareholder Engagement in 2022
29	Risk Oversight
29	Shareholder Communications
30	Beneficial Ownership of Common Shares
33	Proposal No. 2: Shareholder Approval, on an Advisory Basis, of Our Named Executive Officer Compensation
34	Compensation Discussion and Analysis
58	Executive Compensation
73	CEO Pay Ratio
74	Pay Versus Performance
80	Proposal No. 3: Recommendation, on an Advisory Basis, of the Frequency of the Shareholder Advisory Vote on Named Executive Officer Compensation
81	Proposal No. 4: Ratification of Appointment of Independent Auditor
82	Auditor
82	Audit Committee Report
83	Proposal No. 5: Amendments to the Company’s Amended Articles of Incorporation and Amended Regulations to Reduce Certain Shareholder Voting Requirement Thresholds
84	Proposal No. 6: Shareholder Proposal – Improve the Shareholder Right to Call a Special Shareholder Meeting
88	Other Information
88	Participation at the Annual Meeting
88	Proxy Solicitation
88	How Proxies Will be Voted
88	Voting at the Meeting
89	Submission of Shareholder Proposals
89	General
A-1	Appendix A
B-1	Appendix B
C-1	Appendix C

PROXY SUMMARY

This summary highlights certain information contained in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting.

2023 Annual Meeting of Shareholders

Date and Time:	Friday, May 5, 2023, at 10:00 a.m. local time
Location:	Online-only format, with attendance via the internet at the following web address: www.cesonlineservices.com/tkr23_vm
Record Date:	February 21, 2023
Mail Date:	The approximate date our Proxy Statement and proxy card will be first sent or given to our shareholders is March 20, 2023.

Voting Matters and Board Voting Recommendations

Board Recommends	Proposal		See Page
For	1.	Election of 11 Directors to serve for a term of one year.	12
For	2.	Approval, on an advisory basis, of our named executive officer compensation.	33
Every Year	3.	Recommendation, on an advisory basis, of the frequency (every 1, 2 or 3 years) of the shareholder advisory vote on named executive officer compensation.	80
For	4.	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2023.	81
For	5.	Approval of amendments to our Amended Articles of Incorporation and Amended Regulations to reduce certain shareholder voting requirement thresholds.	83
Against	6.	A shareholder proposal requesting our Board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.	84

1

Director Nominees

See Proposal No. 1 on page 12 of the Proxy Statement for more details on the 11 nominees for Director. The following information describes relevant information about each nominee as of March 1, 2023.

				Committee Memberships
Name and Title	Age	Director since	Independent	Audit	Compensation	Nominating & Corporate Governance	Other Public Boards
Maria A. Crowe Retired President of Manufacturing Operations, Eli Lilly and Company	63	2014	✓	✓		✓ Chair	_
Elizabeth A. Harrell Retired Major General, U.S. Air Force	69	2017	✓		✓	✓	_
Richard G. Kyle President and Chief Executive Officer, The Timken Company	57	2013					1
Sarah C. Lauber Chief Financial Officer & Secretary, Douglas Dynamics, Inc.	51	2021	✓	✓	✓		_
John A. Luke, Jr. Retired Chairman, WestRock Company; Retired President and CEO MeadWestvaco Corporation	74	1999	✓		✓	✓	_
Christopher L. Mapes Chairman, President and Chief Executive Officer, Lincoln Electric Holdings, Inc.	61	2014	✓	✓		✓	1
James F. Palmer Retired Corporate Vice President and Chief Financial Officer, Northrop Grumman Corporation	73	2015	✓	✓ Chair	✓		_
Ajita G. Rajendra Retired Executive Chairman, President and CEO A. O. Smith Corporation	71	2014	✓	✓	✓ Chair		2
Frank C. Sullivan Chairman and Chief Executive Officer, RPM International Inc.	62	2003	✓		✓	✓	1
John M. Timken, Jr. Chairman, Board of Directors, The Timken Company	71	1986	✓ Independent Chairman				_
Ward J. Timken, Jr. Chief Executive Officer, McKinley Strategies, LLC	55	2002					_
Average Age / Median Tenure	64	9 years

2

Current Board Composition Overview

Gender and Ethnic Diversity	Independence

Leadership	Refreshment

2/3	Half
of Committee Chairs are ethnically or gender diverse	of our Board refreshed within the last decade

3

Representative Skills and Attributes of the Board

4

Corporate Governance Highlights

The Timken Company is committed to strong corporate governance as evidenced by the following practices. See page 25 of the Proxy Statement for more details.

Board Independence	✓	10 of 12 current Directors are independent
	✓	Independent Chair of the Board
Director Elections	✓	Commitment to Board refreshment and diversity – 6 new Directors (representing half of our current Board) added in the past decade
	✓	2 of 3 of the committee chairs are ethnically or gender diverse
	✓	All committee members are independent
	✓	Declassified Board with annual Board elections
	✓	Directors are elected by a majority of votes cast, and our Majority Voting Policy requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board
Board Practices	✓	Stock ownership requirements for nonemployee Directors (5x cash retainer)
	✓	At each Board meeting, the independent Directors have the opportunity to conduct executive sessions
	✓	Annual Board, committee and Director evaluations
	✓	Over-boarding policy limits the number of public company boards a Director can serve on
Shareholder Rights	✓	Shareholder proxy access with 3/3/20/20 parameters
	✓	Special meetings may be called by shareholders holding 25% of the Company’s common shares
Other Best Practices	✓	Annual advisory vote on our named executive officer compensation with consistently strong shareholder support over the past five years
	✓	5 of 12 current Directors are ethnically or gender diverse
	✓	Code of Conduct for Directors, officers and employees
	✓	Strong focus on shareholder engagement – over 400 interactions with investors in 2022
	✓	Audit Committee or Board receives reports on cyber security threats and trends at least annually and receives regular updates on our information security program
	✓	Nominating and Corporate Governance Committee provides oversight for Corporate Social Responsibility (“CSR”) program

5

Executive Leadership Diversity

Corporate Social Responsibility

At Timken, we continue to explore and develop new and better solutions for our customers’ most challenging problems. This is also how we approach CSR and the goals and initiatives we choose to support. In 2022, CSR remained a priority for Timken as we formalized our product sustainability initiatives, set emissions reduction targets, and continued to advance our human capital, community engagement, and charitable giving efforts. In consideration of our efforts, we were named one of America’s Most Responsible Companies by Newsweek and Statista for the second time.

Throughout 2022, we continued to pursue greater sustainability across our product portfolio through product design, lifetime performance improvements, and use of recyclable content.

For more information regarding our corporate social responsibility program, please see page 25 of the Proxy Statement or our most recent corporate social responsibility report available on our website at https://www.timken.com/corporate-social-responsibility/.

Other recent awards include:

●	Forbes: America’s Best Employers (2021), Best Employers for New Graduates (2021 and 2022) and Best Employers for Women (2021); and
●	The Ethisphere Institute: World’s Most Ethical Companies® (2021 and awarded 11 times total).

6

2022 Performance Highlights

In 2022, Timken continued to advance its position as a diversified industrial leader and delivered a second consecutive year of record performance. The Company grew revenue and earnings significantly in 2022, with revenue increasing approximately 9% from 2021 to a record $4.5 billion, net income increasing approximately 10% to $407 million and adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”) increasing approximately 19% to $856 million1. We achieved record earnings per diluted share (“EPS”) of $5.48 and record adjusted EPS of $6.021, up approximately 14% and 28%, respectively, from 2021. We also delivered an adjusted return on invested capital (“ROIC”) of 12.6%1 in 2022, up from 11.0% last year. In addition, we generated net cash from operations of $464 million and free cash flow of $2851 million in 2022. Beginning in 2023, the Company will make certain changes in its methodology for computing and reporting adjusted EPS and adjusted ROIC. See page 40 for more details regarding this methodology change.

We achieved these results in a highly dynamic operating environment by continuing to execute our profitable growth strategy, which is delivering strong performance and returns through the industrial cycle. Our proven strategy focuses on (1) driving organic growth and market share gains in our core business by leading in product technology, innovation and service, (2) advancing operational excellence initiatives across the enterprise to enhance performance and expand margins, and (3) deploying capital to drive optimal returns for our investors.

We have continued to create significant shareholder value by delivering total shareholder returns (“TSR”) of 3.9%, 9.9%, 9.8%, and 10.0% over the past one-, three-, five-, and ten-year periods, respectively. Our TSR for each of the one-, three-, and five-year periods outpaced the median of our 2022 compensation peer group2, the S&P 500 Industrials and the S&P 400 Industrials. The S&P 500 Industrials comprises those companies included in the S&P 500 index that are classified as members of the Global Industry Classification Standard (“GICS”) industrials sector, while the S&P 400 Industrials comprises those companies included in the S&P MidCap 400 that are classified as members of the GICS industrials sector.

In 2022, we deployed capital in a disciplined and balanced manner to strengthen our business, enhance our financial returns and create value for our shareholders. We allocated $178 million, or about 4.0% of our sales, to capital expenditures focused on growth and operational improvement initiatives. We paid out our 402nd consecutive quarterly dividend, continuing one of the longest continuous dividend streaks on the NYSE, and increased our quarterly dividend to $0.31 per share in the second quarter, making 2022 the ninth consecutive year of annual dividend growth. We repurchased approximately 3.25 million shares of stock, or over 4% of our outstanding shares. And finally, we strengthened our engineered bearings and industrial motion product portfolios by allocating approximately $453.7 million toward two strategic acquisitions (Spinea, a technology leader and manufacturer of highly engineered cycloidal reduction gears and actuators; and GGB Bearings, a global supplier of premium, highly engineered and customized plain bearings and metal-polymer bearings). Both acquisitions offer significant synergy opportunities and increase our position in attractive market sectors.

2022 also marked the release of our latest annual CSR report, which detailed how we create and evaluate product sustainability across our portfolio and how we innovate with our customers to advance their CSR commitments.

See page 35 of the Proxy Statement for more details on the Company’s 2022 performance.

1 See Appendix A for reconciliations of adjusted EPS, adjusted EBITDA, free cash flow, and adjusted ROIC to their most directly comparable GAAP financial measures. Free cash flow is defined as net cash from operations minus capital expenditures. Adjusted ROIC is defined as adjusted net operating profit after taxes (“ANOPAT”) divided by average invested capital. The performance metrics discussed above are used for external reporting purposes and may not correlate exactly to their corresponding compensation metrics due to slight differences in methodology (see pages 48 to 52 for more details on how the compensation metrics are calculated).

2 Excludes Meritor, Inc. since it is no longer a standalone public company after being acquired by Cummins Inc. during 2022.

7

Return to Shareholders

*TSR for the Company was calculated on an annualized basis and assumes quarterly reinvestment of dividends. The 10-year period takes into account the value of TimkenSteel Corporation (“TimkenSteel”) common shares distributed in the spinoff of TimkenSteel from the Company, which was completed on June 30, 2014 (the “Spinoff”).

**See page 43 of the Proxy Statement for the companies that are included in the compensation peer group for 2022. The Peer Median excludes Meritor, Inc. since it is no longer a standalone public company after being acquired by Cummins Inc. during 2022.

***The S&P 500 Industrials and S&P 400 Industrials comprise those companies that are classified as members of the GICS industrials sector included in the S&P 500 index and S&P MidCap 400 index, respectively.

8

2022 Executive Compensation Practices

We design our executive compensation plans and program to help us attract, motivate, reward and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. See page 35 of the Proxy Statement for more details.

Objectives	Philosophy

Our executive compensation program is designed to:

●    Align the interests of our executives and shareholders

●    Reward sustained, strong business results

●    Incentivize profitable growth and capital deployment discipline

●    Attract, retain and motivate the best talent

Our executive compensation philosophy is built on the following principles:

●    Recognizing that people are our most important resource

●    Rewarding results linked to both short- and long-term performance (pay-for-performance)

●    Positioning our pay to be competitive in the marketplace

●    Focusing on increasing shareholder value

What We Do	What We Do Not Do
We utilize stock ownership requirements for executives (7x base salary for CEO and 2x-3x for the other named executive officers)	We do not re-price outstanding stock options
We have “clawback” provisions that permit the recovery of executive compensation if an executive engages in conduct that is detrimental to the Company and results in restatement of financial results	We do not provide excise tax gross-ups on perquisites or under named executive officer severance agreements
We use shareholder-approved plans to provide short-term and long-term incentives	We do not allow hedging or pledging of our shares
We use different metrics for short-term and long-term incentive plans that are designed to align pay with performance	We do not have single-trigger vesting
We provide very limited perquisites	We do not have employment agreements for our named executive officers

9

Pay-for-Performance

Our executive compensation program is designed to link pay and performance. We have received a strong level of shareholder support for our named executive officer compensation program through our annual “say-on-pay” vote over the last few years (as depicted below). A significant portion of the compensation of our named executive officers is equity based, which we believe aligns our executives’ interests with the interests of our shareholders.

The Company’s executive compensation program is designed to link compensation with key financial and operational goals of the Company, some of which are short-term, while others take several years or more to achieve. The Company uses a balance of short-term and long-term incentives, as well as cash and non-cash compensation, to meet these objectives:

Our incentive compensation program payouts for performance periods ending in 2022 reflect strong performance relative to a challenging cost and supply chain situation:

●	There was a 140.5% payout under the annual cash incentive plan, which reflected above-target performance for 2022, due primarily to strong revenue growth, higher pricing and solid operational execution, which more than offset the impact of continued cost and supply chain-related headwinds across the enterprise; and
●	There was a 91.8% payout for 2020-2022 performance-based restricted stock units, which reflected strong overall performance in a dynamic environment. While 2020 results were adversely impacted by the COVID-19 pandemic, we then achieved record adjusted EPS results in 2021 and 2022, and strong average adjusted ROIC performance over the period.

10

See pages 48 to 52 of the Proxy Statement for more details on the 2022 annual cash incentive plan and the 2020-2022 performance-based restricted stock units.

11

THE TIMKEN COMPANY

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (also referred to as the “Board”) of The Timken Company, an Ohio corporation (the “Company,” “Timken,” “we,” or “us”), in connection with the 2023 Annual Meeting of Shareholders to be held on Friday, May 5, 2023, at 10:00 a.m. local time in an online-only format, with attendance via the internet, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice.
The approximate date this Proxy Statement and proxy card will be first sent or given to our shareholders is March 20, 2023.

Instructions for attending the online-only meeting are available in the accompanying Notice of 2023 Annual Meeting of Shareholders and under the section titled “Participation at the Annual Meeting” on page 88.

The Board of Directors is not aware of matters other than those specified in the foregoing Notice that will be brought before the meeting for action. However, if any such matters should be properly brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

We currently have 12 Directors. Pursuant to our Amended Regulations, all nominees for Director will stand for election for a one-year term to expire at the 2024 Annual Meeting of Shareholders. Candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote.

Pursuant to the Majority Voting Policy of the Board of Directors, any Director who fails to receive a majority of the votes cast in his or her election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee will then consider the resignation in light of any factors they consider appropriate, including the Director’s qualifications and service record, as well as any reasons given by shareholders as to why they withheld votes from the Director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to disclose on a Current Report on Form 8-K its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

Jacqueline F. Woods, a Director of the Company since 2000, is retiring from the Board effective as of the 2023 Annual Meeting of Shareholders. In connection with Ms. Woods’ retirement, at its meeting on February 10, 2023, the Board approved a resolution decreasing the size of the Board from 12 to 11 Directors effective as of the 2023 Annual Meeting of Shareholders. We thank Ms. Woods for her significant contributions to the Company during her service on the Board.

At its meeting on February 10, 2023, the Board also approved a resolution, based on the recommendation of the Nominating and Corporate Governance Committee, nominating the 11 individuals set forth below to be elected Directors at the 2023 Annual Meeting of Shareholders to serve for a term of one year expiring at the 2024 Annual Meeting of Shareholders (or until their respective successors are elected and qualified). Each of the nominees previously was elected as a Director by our shareholders and each has consented to serve as a Director if elected.

12

If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they deem advisable. Unless otherwise indicated on any proxy card, the persons named as proxies on the enclosed proxy card intend to vote the shares covered by such proxy card in favor of the nominees below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES.

Nominees

The following information, obtained in part from the respective nominee and in part from our records, describes the background and select experience of each nominee as of March 1, 2023:

Maria A. Crowe Age: 63 Director since 2014 Committees: ● Audit ● Nominating and Corporate Governance (Chair)

Business Experience

Ms. Crowe served as President of Manufacturing Operations for Eli Lilly and Company, a global manufacturer of pharmaceutical products, a position she held from 2012 until her retirement in December 2017. Ms. Crowe joined Eli Lilly and Company in 1982, and previously served as its Senior Vice President of Global Drug Products from 2009 to 2012.

Qualifications

Ms. Crowe provides the Board with extensive experience in manufacturing, sourcing and procurement for a global manufacturing company. Ms. Crowe also brings valuable experience on production capacity expansion and innovation efforts.

Elizabeth A. Harrell Age: 69 Director since 2017 Committees: ● Compensation ● Nominating and Corporate Governance

Business Experience

Ms. Harrell retired as a Major General in October 2006, serving more than 30 years with the U.S. Air Force. After her retirement from the U.S. Air Force, Ms. Harrell was a consultant with The Spectrum Group until 2009 and a consultant to Northrop Grumman Corporation, a global security company and a provider of products, systems and solutions in the fields of aerospace, electronics, information systems, and technical services, until 2012.

Qualifications

Ms. Harrell’s extensive knowledge of aerospace technology, global supply chain management and government relations align with the Company’s growth priorities and are valuable to her service as a member of the Board.

13

Richard G. Kyle Age: 57 Director since 2013

Business Experience

Mr. Kyle was appointed President and Chief Executive Officer of The Timken Company in 2014. Mr. Kyle joined the Company in 2006 and has served in multiple leadership roles of increasing responsibility during his tenure with the Company.

Since 2015, Mr. Kyle has served as a director of Sonoco Products Company, a global provider of consumer packaging, industrial products, protective solutions, and display and packaging services, and as a member of its Audit, Executive Compensation and Governance and Nominating Committees.

Qualifications

Mr. Kyle has significant experience with global manufacturing organizations and has demonstrated the ability to lead change and growth. In addition to his role as Chief Executive Officer of the Company, Mr. Kyle’s strong engineering and operational background, coupled with his strategic perspective, provide valued skills to the Board.

Sarah C. Lauber Age: 51 Director since 2021 Committees: ● Audit ● Compensation

Business Experience

Ms. Lauber is Chief Financial Officer & Secretary of Douglas Dynamics, Inc., a premier manufacturer and upfitter of work truck attachments and equipment, a position she has held since August 2017. Prior to joining Douglas Dynamics, Inc., she served as the Senior Vice President and Chief Financial Officer of Jason Industries Inc., a diversified industrial company, from 2015 to 2017. Ms. Lauber has over 25 years of professional experience in various finance and strategic functions and began her career as an accountant at KPMG.

Qualifications

Ms. Lauber’s expertise leading the finance and accounting function of multiple publicly traded manufacturing companies and her experience with financial planning and acquisition integration makes her well-suited to serve on our Board.

14

John A. Luke, Jr. Age: 74 Director since 1999 Committees: ● Compensation ● Nominating and Corporate Governance

Business Experience

Mr. Luke served as the Chairman and Chief Executive Officer of MeadWestvaco Corporation, a leading global producer of packaging and specialty chemicals, from the merger of Mead and Westvaco in 2002 until his retirement in 2015. Mr. Luke served as a director of WestRock Company from 2015 until 2022 when he retired as its Non-Executive Chairman. Mr. Luke previously served as a director of The Bank of New York Mellon Corporation from 2007 to 2018 and Dominion Midstream GP, LLC from 2017 to 2018.

Qualifications

Mr. Luke brings deep executive leadership experience to our Board, including expertise in leading large corporate transformations and evaluating and executing inorganic growth opportunities. Mr. Luke brings perspective gained from serving on several corporate boards.

Christopher L. Mapes Age: 61 Director since 2014 Committees: ● Audit ● Nominating and Corporate Governance

Business Experience

Mr. Mapes is Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc., a global manufacturer of welding, cutting and joining products. He has held the position of Chairman since December 2013 and has been President and Chief Executive Officer since December 2012, after serving as Chief Operating Officer beginning in 2011. Mr. Mapes has been a director of Lincoln Electric Holdings, Inc. since 2010.

Qualifications

As a seasoned executive with extensive experience leading global manufacturing and distribution companies, Mr. Mapes understands the challenges of global growth and the complexity of managing international operations. In addition to his business management experience, Mr. Mapes has a law degree.

15

James F. Palmer Age: 73 Director since 2015 Committees: ● Audit (Chair) ● Compensation

Business Experience

Mr. Palmer served as the Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation, a global security company and a provider of products, systems and solutions in the fields of aerospace, electronics, information systems and technical services, from March 2007 until February 2015 and as a Corporate Vice President of Northrop Grumman until his retirement in July 2015.

Qualifications

Mr. Palmer’s broad executive background in the aerospace and defense industry, his service as the chief financial officer of multiple large publicly traded companies, and his extensive experience with business acquisitions, debt financings and other complex transactions make him well qualified to serve as a member of the Board.

Ajita G. Rajendra Age: 71 Director since 2014 Committees: ● Audit ● Compensation (Chair)

Business Experience

Mr. Rajendra served as Executive Chairman of A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating and water purification equipment, from September 2018 until his retirement on May 1, 2020. He had held the position of Chairman since 2014 and was President and Chief Executive Officer from 2013 until 2018.

Qualifications

Mr. Rajendra has been a director of A. O. Smith Corporation since 2011 and has been a director of Donaldson Company, Inc. since 2010, where he is a member of the Corporate Governance Committee and Human Resources Committee. Mr. Rajendra’s extensive manufacturing and international experience leading businesses and negotiating acquisitions and joint ventures, along with his experience as a director of other publicly traded companies, provides valuable skills to the Board.

16

Frank C. Sullivan Age: 62 Director since 2003 Committees: ● Compensation ● Nominating and Corporate Governance

Business Experience

Mr. Sullivan has held the position of Chairman and Chief Executive Officer of RPM International Inc. (“RPM”), a world leader in specialty coatings, since 2008. Mr. Sullivan was appointed RPM’s Chief Executive Officer in 2002, prior to which he held the position of Chief Financial Officer since 1993. Mr. Sullivan has been a director of RPM since 1995 and chairs RPM’s Executive Committee.

Qualifications

Mr. Sullivan provides the Board with extensive financial expertise based on his years as a chief financial officer. In addition, as a chief executive officer and director of a multinational company, Mr. Sullivan brings invaluable executive experience on a wide array of issues, including strategic planning and the evaluation and execution of acquisition opportunities.

John M. Timken, Jr. Age: 71 Director since 1986 Independent Chairman of the Board

Business Experience

Mr. Timken is a private investor and a successful entrepreneur, who has been a significant shareholder of the Company for many years. Mr. Timken is co-founder of Amgraph Packaging, a national supplier of flexible package printing used by major food and beverage brands and private labels. His entrepreneurial activities and passion for business-building have included involvement in ventures ranging from injection molding, to ophthalmic laboratories, to logistics and trucking. He also has owned a cable television business and established one of the largest commercial mushroom farms in North America.

Qualifications

Mr. Timken’s ability as an investor to identify and help increase value across a range of industries, as well as his familiarity with the Company’s businesses, provides the Board with critical input in evaluating and making capital allocation decisions. Since joining the Board, he has played an important role in the Company’s strategic drive to add product lines that complement its bearing product portfolio.

17

Ward J. Timken, Jr. Age: 55 Director since 2002

Business Experience

Mr. Timken co-founded McKinley Strategies, LLC, a political consulting firm, and has served as its Chief Executive Officer since January 2020. Prior to that, Mr. Timken served as Chairman, Chief Executive Officer and President of TimkenSteel, a leader in customized alloy steel products and services, from 2014 to 2019. TimkenSteel was previously a subsidiary of the Company that became an independent public company pursuant to a spinoff in 2014. Mr. Timken previously served as Executive Chairman of the Board of The Timken Company from 2005 to May 2014.

Qualifications

Mr. Timken provides the Board with relevant experience from having served in key leadership positions during his tenure with the Company. Mr. Timken’s broad-based experience and familiarity with our businesses, along with his understanding of the global industry dynamics across the Company’s markets, enable Mr. Timken to provide valuable input to the Board.

Independence Determinations

The Board of Directors has adopted the NYSE independence standards for determining the independence of our Directors. The Board has also adopted standards for categorically immaterial relationships to assist the Board in determining the independence of each Director. These standards include, but are not limited to:

●	if the Director is, or has an immediate family member who is, a partner, principal or member (or any comparable position) of, an executive officer or employee of, or a director of, any organization to which Timken made, or from which Timken received, immaterial payments for property or services in the current or any of the past three fiscal years;

●	if the Director, or an immediate family member of the Director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and Timken’s discretionary charitable contributions to the organization are immaterial, in the aggregate; or

●	if the Director serves on the board of directors of another company at which another Timken Director or executive officer also serves as a director.

A complete list and description of the categorically immaterial relationships is set forth in Appendix B to the Board of Directors General Policies and Procedures, which is available on the Corporate Governance Section of our website at https://investors.timken.com/corporate-governance/documents/.

The Board has determined that the following Director nominees meet these independence standards: Maria A. Crowe, Elizabeth A. Harrell, Sarah C. Lauber, John A. Luke, Jr., Christopher L. Mapes, James F. Palmer, Ajita G. Rajendra, Frank C. Sullivan, and John M. Timken, Jr. With respect to John M. Timken, Jr., the Board determined that his family relationship to Ward J. Timken, Jr. does not impair his independence. Jacqueline F. Woods, who will serve as a Director of the Company until the 2023 Annual Meeting of Shareholders, also has been determined to meet the Board’s independence standards.

10/12 members of our current Board are independent

18

Related Party Transactions Approval Policy

Our Directors and executive officers are subject to our Standards of Business Ethics, which require that any potential conflicts of interest involving our Directors or executive officers, such as significant transactions with related parties, be reported to our Vice President, General Counsel & Secretary.

Our Directors and executive officers also are subject to the Timken Policy Against Conflicts of Interest, which requires that an employee or Director avoid placing himself or herself in a position in which his or her personal interests could interfere, or appear to interfere, with our interests. While not every situation can be identified in a written policy, the Timken Policy Against Conflicts of Interest identifies the following situations as examples that may constitute a prohibited conflict of interest:

●	competing against the Company;
●	holding a significant financial interest in a company doing business with or competing with the Company;
●	accepting gifts, gratuities or entertainment from any customer, competitor or supplier of goods or services to the Company, except to the extent they are customary and reasonable in amount and not in consideration for an improper action by the recipient;
●	using for personal gain any business opportunities that are identified through a person’s position with the Company;
●	using the Company’s property, information or position for personal gain;
●	using the Company’s property other than in connection with our business;
●	maintaining other employment or a business that adversely affects a person’s job performance at the Company; and
●	doing business on the Company’s behalf with a relative or another company employing or owned by a relative.

In the event of any potential conflict of interest, pursuant to the charter of the Nominating and Corporate Governance Committee, the Standards of Business Ethics and the Timken Policy Against Conflicts of Interest, the Nominating and Corporate Governance Committee would review, determine whether or not a conflict of interest exists and, if appropriate after considering such factors as it deems appropriate under the circumstances, grant a waiver or specify any mitigation actions to address the potential conflict. Waivers involving our Directors or executive officers will be promptly disclosed to shareholders in a manner consistent with applicable laws or regulations and in accordance with our applicable policies. Additionally, the Nominating and Corporate Governance Committee would review and approve or ratify any transaction required to be publicly reported to shareholders pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “1934 Act”), with such review to occur regardless of whether the materiality threshold of that provision is met.

Board and Committee Meetings

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2022, there were seven meetings of the Board of Directors, nine meetings of its Audit Committee, three meetings of its Compensation Committee and three meetings of its Nominating and Corporate Governance Committee. All Directors attended 75% or more of the meetings of the Board and its committees on which they served. It is our policy that all members of the Board of Directors attend the annual meeting of shareholders and, in 2022, all members attended the meeting. At each regularly scheduled meeting of the Board of Directors, the independent Directors have the opportunity to meet separately in executive session.

19

Board Leadership Structure

The Board is led by independent Chairman John M. Timken, Jr., who was first elected to this position on May 13, 2014.

The Chairman oversees the planning of the annual Board calendar and, with the CEO and in consultation with the other Directors, schedules and sets the agenda for meetings of the Board and leads the discussions at such meetings and at executive sessions of the independent Directors. The Chairman also leads the Company’s annual meeting of shareholders and performs such other functions and responsibilities as set forth in the Board of Directors General Policies and Procedures or as requested by the Board from time to time.

The Board’s preferred governance structure is to separate the roles of Chair and CEO. Since 2014, the Chair of the Board has been independent. While recognizing that there is no single, generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant, the Board considers this balance of leadership between the two positions to be beneficial.

Director Compensation

Directors who are not Timken employees receive an annual retainer fee, annual committee fees (as applicable) and an annual equity award. The independent Chairman and each committee chairperson receive additional retainer fees. Richard G. Kyle, our President and Chief Executive Officer (“CEO”), does not receive any additional compensation for his service as a Director.

Cash Compensation

Each nonemployee Director who served in 2022 was paid an annual retainer fee of $90,000 as base compensation for services as a Director (an increase of $10,000 over 2021). In addition to base compensation, John M. Timken, Jr. received an annual fee of $125,000 for his service as the independent Chairman (an increase of $25,000 over 2021). The following additional annual fees were paid for serving on a committee of the Board in 2022:

Committee	Chairperson Fee	Member Fee
Audit	$35,000	$15,000
Compensation	$22,500	$7,500
Nominating & Corporate Governance	$19,500	$7,500

For 2022, the chairperson fees for the Audit Committee and Compensation Committee were increased by $5,000 over 2021, and the chairperson fee for the Nominating & Corporate Governance Committee was increased by $2,000 over 2021.

Equity Compensation

Each nonemployee Director serving at the time of our 2022 Annual Meeting of Shareholders on May 6, 2022 received a grant of 2,310 restricted stock units (representing a targeted value of approximately $140,000, an increase of $20,000 over 2021) that vest after one year under The Timken Company 2019 Equity and Incentive Compensation Plan (the “Equity and Incentive Compensation Plan”). Cumulative dividend equivalents are paid in cash upon vesting.

20

Holding Requirement

The Compensation Committee of the Board of Directors has adopted stock ownership requirements for nonemployee Directors equal to five times the annual cash retainer of $90,000, or the equivalent of $450,000 worth of common shares. Directors must meet this requirement within five years of becoming a Director of the Company. In determining whether a Director has met his or her individual ownership target, the Company considers shares owned by the Director and full-value equity awards held by the Director, including restricted stock units still subject to vesting conditions. As of December 31, 2022, all our Directors other than Ms. Lauber had met their stock ownership requirements. Ms. Lauber joined the Board in January 2021 and she is on track to achieve the ownership requirement within the five-year time frame.

Compensation Deferral

Any Director may elect to defer the receipt of all or a specified portion of their cash fees or their annual equity award until a specified point in the future in accordance with the provisions of the Director Deferred Compensation Plan, as amended and restated effective January 1, 2015 (the “Director Deferred Compensation Plan”). The cash amounts deferred can be invested in a cash fund or the hypothetical Timken common share fund. The cash fund provides for interest to be earned quarterly at a rate equal to the prime rate plus 1%. If cash fees are invested in the Timken common share fund, Directors may elect to receive cash in an amount equal to any dividend equivalents or reinvest such amounts in the Timken common share fund. Equity award deferrals are maintained in a separate account, which is credited with the number of shares that would otherwise have been issued or transferred and delivered to the Director. Such accounts are credited from time to time with amounts equal to dividends or other distributions paid on the number of shares reflected in such accounts.

2022 Director Compensation Table

The following table provides the compensation and benefits applicable to our nonemployee Directors for 2022:

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation (3)	Total
Maria A. Crowe	$124,500	$140,286	$1,608	$266,394
Elizabeth A. Harrell	$105,000	$140,286	$1,852	$247,138
Sarah C. Lauber	$112,500	$140,286	$2,084	$254,870
John A. Luke, Jr.	$105,000	$140,286	$1,608	$246,894
Christopher L. Mapes	$112,500	$140,286	$1,608	$254,394
James F. Palmer	$132,500	$140,286	$1,608	$274,394
Ajita G. Rajendra	$127,500	$140,286	$1,608	$269,394
Frank C. Sullivan	$112,500	$140,286	$1,608	$254,394
John M. Timken, Jr.	$215,000	$140,286	$1,608	$356,894
Ward J. Timken, Jr.	$90,000	$140,286	$1,608	$231,894
Jacqueline F. Woods	$105,000	$140,286	$1,608	$246,894

(1)	Richard G. Kyle, our President and CEO, is not included in this table as he is an employee of the Company and receives no additional compensation for his services as a Director.

(2)	The amount shown for each Director includes the grant date fair value of the award of 2,310 restricted stock units made on May 6, 2022. These restricted stock units vest 100% one year following the grant date. Ms. Harrell elected to defer the award made on May 6, 2022 under the Director Deferred Compensation Plan for distribution in the future. The amounts shown in this

21

column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718.

(3)	All other compensation reflects cash dividend equivalents paid to the Directors in 2022 for unvested restricted stock units granted in the prior year and cash dividends paid to certain Directors for unvested restricted shares or restricted stock units granted in connection with their initial election to the Board, in each case upon vesting of such restricted stock units or restricted shares in 2022. Ms. Harrell elected to defer her annual restricted stock unit award granted in 2022 under the Director Deferred Compensation Plan for distribution in the future. The table above includes cash dividend equivalents in the amount of $1,608 which were also deferred by Ms. Harrell under the Director Deferred Compensation Plan.

As of December 31, 2022, unvested restricted stock units were held by the nonemployee Directors as follows:

Name	Unvested Restricted Stock Units
Maria A. Crowe	2,310
Elizabeth A. Harrell	2,310
Sarah C. Lauber	3,910
John A. Luke, Jr.	2,310
Christopher L. Mapes	2,310
James F. Palmer	2,310
Ajita G. Rajendra	2,310
Frank C. Sullivan	2,310
John M. Timken, Jr.	2,310
Ward J. Timken, Jr.	2,310
Jacqueline F. Woods	2,310

Board Committees

Audit Committee

We have a standing Audit Committee that has oversight responsibility with respect to our independent auditor and the integrity of our financial statements. Current members of the Audit Committee are James F. Palmer (Audit Committee Chair), Maria A. Crowe, Sarah C. Lauber, Christopher L. Mapes and Ajita G. Rajendra. As part of ordinary course committee assignment rotation, Frank C. Sullivan rotated from our Audit Committee to our Compensation Committee, effective as of February 10, 2023. Our Board of Directors has determined that each member of the Audit Committee is financially literate and independent as defined in the listing standards of the NYSE and the rules of the Securities and Exchange Commission (the “SEC”). Our Board of Directors has determined that Sarah C. Lauber and James F. Palmer qualify as Audit Committee financial experts.

The Audit Committee’s charter is available on the Corporate Governance section of our website at https://investors.timken.com/corporate-governance/documents/.

Compensation Committee

We have a standing Compensation Committee that establishes and administers our policies, programs and procedures for compensating our senior management and Board of Directors. Current members of the Compensation Committee are Ajita G. Rajendra (Compensation Committee Chair), Elizabeth A. Harrell, Sarah C. Lauber, John A. Luke, Jr., James F. Palmer, Frank C. Sullivan and Jacqueline F. Woods.

22

Our Board of Directors has determined that all members of the Compensation Committee are independent as defined in the listing standards of the NYSE.

With the guidance and approval of the Compensation Committee, we have developed compensation programs for our executive officers, including the CEO and the other named executive officers, that are intended to align the interests of our executives and shareholders; reward executive management for sustained, strong business and financial results; and enable us to attract, retain and motivate the best talent. The Compensation Committee determines specific compensation elements for the CEO and considers and acts upon the CEO’s recommendations regarding the other executive officers.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of the General Manager – Compensation. The meetings are regularly attended by the Chairman of the Board, the CEO, the Vice President, General Counsel & Secretary, the Vice President –Human Resources, and the General Manager – Compensation. At each meeting, the Compensation Committee meets in executive session. The Chair of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board and the full Board acts on compensation matters for the CEO.

Our Human Resources department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with our compensation programs. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of Director and executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Compensation Committee has engaged Willis Towers Watson Public Limited Company (“WTW”), a global professional services firm, to conduct annual reviews of its compensation programs for the Company’s executive officers and Directors. WTW also provides information to the Compensation Committee on trends in executive compensation and other market data. WTW (or its predecessor) has provided executive consulting services to the Compensation Committee and other professional consulting services to the Company for over 20 years.

With respect to Director compensation, as stated above, the Compensation Committee annually engages WTW to conduct reviews of Director compensation, and the Committee may then recommend to the full Board changes in Director compensation that will enhance our ability to attract and retain qualified Directors.

During fiscal year 2022, WTW was paid approximately $270,000 for the executive and Director compensation consulting services it provided to the Compensation Committee.  Other professional consulting services provided by WTW to the Company, which were requested by management, not approved by the Compensation Committee or the Board and not related to executive compensation, totaled approximately $2.2 million, most of which (greater than $2.0 million) related to retirement consulting and outsourcing of pension administration services.

The Compensation Committee has concluded that the advice it receives from WTW continues to be objective, unbiased and independent. The Compensation Committee’s careful oversight of the relationship with WTW with respect to compensation advice mitigates the risk that management potentially could misuse the actuarial engagement to influence WTW’s compensation work for the Compensation Committee. The Compensation Committee annually reviews the charges to the Company from WTW for executive and Director compensation advice and other services for the preceding three years, along with an estimate of services for the coming year. Additionally, WTW has adopted internal safeguards to ensure that its executive compensation unit is maintained separately from its actuarial business.

The Compensation Committee has assessed the independence of WTW, as required under the listing standards of the NYSE. The Compensation Committee also has considered and assessed relevant factors that could give rise to a potential conflict of interest with respect to WTW, specifically including the six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the 1934 Act. Based on this review, we are not aware of any conflict of interest regarding the work performed by WTW.

23

The Compensation Committee also plays an active role in our executive officer succession planning process. The Compensation Committee meets regularly with senior management to ensure that an effective succession planning process is in place and to discuss potential successors for executive officers. As part of this process, executive officer position profiles are updated to highlight the key skills required to meet future demands, and potential successors are evaluated and development plans are reviewed. Each year, the Compensation Committee reviews and discusses potential successors for each of the executive officers with the full Board in executive session. In addition, at the end of each year, the Compensation Committee reviews the performance of each of the executive officers. The Compensation Committee is also periodically updated regarding more broad-based human capital focused initiatives such as pay equity studies and, alongside the remainder of the Board, employee engagement surveys.

The Compensation Committee’s charter is available on the Corporate Governance section of our website at https://investors.timken.com/corporate-governance/documents/. For more information regarding the role of management and the compensation consultants in determining or recommending the amount or form of executive compensation, see “Compensation Discussion and Analysis –Determining Compensation for 2022” on page 44.

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee that is responsible for, among other things, evaluating new Director candidates and incumbent Directors, recommending Directors to serve as members of our Board committees, and providing oversight of the Company’s CSR program. Current members of the Nominating and Corporate Governance Committee are Maria A. Crowe (Nominating and Corporate Governance Committee Chair), Elizabeth A. Harrell, John A. Luke, Jr., Christopher L. Mapes, Frank C. Sullivan and Jacqueline F. Woods. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the NYSE.

The Board of Directors General Policies and Procedures provide that the general criteria for Director candidates include, but are not limited to, the highest standards of integrity and ethical behavior, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company and a range of experience and knowledge commensurate with our needs as well as the expectations of knowledgeable investors.

The Nominating and Corporate Governance Committee utilizes a variety of sources to identify possible Director candidates, including search firms, professional associations and Director recommendations. In evaluating candidates to recommend to the Board of Directors, the Nominating and Corporate Governance Committee considers factors consistent with those set forth in the Board of Directors General Policies and Procedures, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The attributes of the current Directors and the needs of the Board and the Company are evaluated whenever a Board vacancy occurs, and the effectiveness of the nomination process, including whether that process enhances the Board’s diversity, is evaluated each time a candidate is considered. The Nominating and Corporate Governance Committee also is responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for, Director nominations submitted by our shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.

The Nominating and Corporate Governance Committee also plans for Director succession. The Committee regularly reviews the size of the Board and whether any vacancies are expected due to retirement, refreshment or otherwise. The Nominating and Corporate Governance Committee seeks to maintain an appropriate mix of newer Directors who bring fresh perspectives with longer-tenured Directors who have deep knowledge of our global operations and long-term strategy. In the event that vacancies are anticipated or otherwise arise, the Committee considers potential Director candidates in accordance with the factors and criteria outlined above.

24

The Nominating and Corporate Governance Committee’s charter is available on the Corporate Governance section of our website at https://investors.timken.com/corporate-governance/documents/.

Our code of business conduct and ethics, called the “Standards of Business Ethics,” and our corporate governance guidelines, called the “Board of Directors General Policies and Procedures,” are reviewed by the Nominating and Corporate Governance Committee as appropriate and are available on the Corporate Governance section of our website at https://investors.timken.com/corporate-governance/documents/.

Shareholder-Recommended Director Candidates

Director candidates recommended by our shareholders will be considered by the Nominating and Corporate Governance Committee in accordance with the criteria outlined above. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder considers useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

Shareholder-Nominated Director Candidates

Our Amended Regulations provide a “proxy access” right to permit any shareholder or a group of up to 20 shareholders owning 3% or more of the voting power entitled to vote in the election of Directors continuously for at least three years to nominate and include in our proxy materials Director nominees for election to the Board. A shareholder or shareholders, as applicable, can nominate up to the greater of (i) 20% of the total number of Directors on the Board, rounding down to the nearest whole number, and (ii) two Directors in accordance with the requirements set forth in our Amended Regulations. Under our Amended Regulations, requests to include shareholder-nominated candidates for Director in our proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we issued our Proxy Statement for the previous year’s annual meeting of shareholders. Requests to include shareholder-nominated candidates for Director in our proxy materials related to the 2024 Annual Meeting of Shareholders must be delivered by certified mail, return receipt requested, to our Vice President, General Counsel & Secretary, c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720, no earlier than October 22, 2023 and no later than November 21, 2023 in order to be timely. The summary of this “proxy access” right set forth above is qualified in its entirety by our Amended Regulations.

Corporate Governance and Social Responsibility Highlights

The Nominating and Corporate Governance Committee regularly reviews trends and recommends best practices, initiates improvements, and plays a leadership role in maintaining the Company’s strong corporate governance structure and practices. The below table details the practices the Nominating and Corporate Governance Committee believes demonstrate the Company’s commitment to strong corporate governance and additional information about the Company’s corporate governance structure and practices can be found in the Board of Directors General Policies and Procedures, our Amended Regulations and our Amended Articles of Incorporation.

25

Board Independence, Refreshment, Diversity and Experience
✓	Strongly independent Board (10 of 12 Directors on our current Board are independent)
✓	Independent Chairman of the Board
✓	Commitment to Board refreshment and diversity – 6 new Directors (representing half of our current Board) added in the past decade
✓	5 of 12 current Directors and 2 of 3 committee chairs are ethnically or gender diverse
✓	6 current or former public company Chief Executive Officers serve on the Board
Shareholder Rights
✓	Shareholder proxy access with 3/3/20/20 parameters
✓	Special meetings may be called by shareholders holding 25% of the Company’s common shares
Other Strong Governance Practices
✓	Declassified Board – all Directors are elected annually
✓	Annual Board, Committee and Director evaluations
✓	Majority Voting Policy that requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board
✓	Over-boarding policy limits the number of public company boards a Director can serve on
✓	“Clawback” provisions permit recovery of executive compensation if an executive engages in conduct that is detrimental to the Company and that results in restatement of financial results
✓	Stock ownership requirements for Directors and executive officers
✓	Audit Committee or Board receives reports on cyber security threats and trends at least annually and receives regular updates on our information security program
✓	Strong focus on shareholder engagement – over 400 interactions with investors in 2022

The Nominating and Corporate Governance Committee also provides oversight of our CSR program, though the full Board of Directors as well as its other standing committees also play a role in advising on certain CSR-related topics such as human capital initiatives and risk oversight.

Oversight and Management of the Company’s CSR Program

26

In 2022, we continued to expand upon our CSR program and further detailed our efforts to support our stakeholders as a socially responsible corporation. Our CSR program is guided by our core values of ethics and integrity, quality, teamwork and excellence. In line with our engineering culture, we view CSR as a system of actions to improve the lives of individuals and communities, benefit the planet, and strengthen our business. We have organized our CSR reporting efforts into four key focus areas as set forth below.

Focus Area	People	Environment	Community	Governance
Certain Key Topics	Learning and Development; Diversity and Inclusion; Compensation, Benefits and Wellbeing	Product Sustainability; Energy, Emissions and Waste; Health, Safety and Mitigation	STEM and Mentorship; Community and Charitable Giving	Ethics and Corporate Governance; Recognizing Human Rights
Initiatives

●   Enhancing diversity and inclusion initiatives to encourage global, diverse viewpoints

●   Deploying comprehensive employee surveys to inform efforts that increase associate engagement and satisfaction

●   Rewarding associates with strong wages and competitive benefits to recognize professional excellence and career progression

●   Investing in associate education, training and development programs to support a culture of learning

●   Embracing energy efficiency, pollution prevention, waste management and recycling programs at Timken global facilities to reduce our environmental footprint

●   Establishing emissions reduction targets

●   Engineering innovative products that increase the energy efficiency of machinery and equipment and propel the renewable energy sector

●   Continuously improving our world-class safety programs to protect associate health and safety

●   Building and investing in communities where we live and work through volunteerism

●   Maintaining an effective associate and corporate-led charitable giving program

●   Partnering with charitable organizations driving positive impacts in the communities in which we operate

●   Upholding strong corporate governance principles and practices to promote the interests of the Company and its stakeholders

●   Leading with and living our values every day, while operating ethically and responsibly in accordance with our Standards of Business Ethics

●   Promoting and protecting recognized human rights in our local communities

27

CSR Report Highlights
People

We remain focused on advancing the diversity and education of our global workforce through our hiring practices, succession planning, training and development programs, and inclusive culture.

Examples of regular, formal training and development activities include:

•   Our Operations Development Program, which is designed to increase the internal pool of people who are ready to take on leadership roles at Timken;

•   Our Associate Sales Engineer Training Program, which helps new engineering graduates gain a complete understanding of friction management and power transmission concepts;

•   Our Timken Engineering Co-Op Program, which gives engineering students with diverse backgrounds the opportunity to work up to five semesters alongside our experienced engineers while completing their bachelor’s degrees; and

•   Our Inclusive Leader Program, which is designed to deliver real-world impact through associate listening, feedback, mutual learning, adaptability and collaboration. The program is focused on increasing our global managers’ understanding of the day-to-day impacts of their own cultural tendencies, style and biases at work. It’s also designed to drive inclusion by providing our leaders with tools to increase and leverage the diversity that surrounds them.

We are also committed to providing competitive and equitable compensation based on the local markets in which we operate while supporting employee health. We conduct market studies around the world to ensure full-time associates receive competitive benefits relative to the markets where they work.

Environment

We continue to pursue greater sustainability across our product portfolio through product design, lifetime performance improvements, and the use of recyclable content. We also set new emissions reduction targets in 2022.

Since 2020, renewable energy has been our single largest end-market sector in terms of total sales. The Company’s products, technology and innovation continue to support the global trend towards sustainability and meet customers’ evolving requirements for optimized reliability and performance.

Community	We continue to further equal access to basic needs, education and STEM careers though strategic partnerships with United Way, Feeding America, Habitat for Humanity, American Red Cross, NASA, LeBron James Foundation, Maison pour la Science and others.

Governance

We provided detail on the features of our ethics and compliance program, including how we maintain active board oversight, support compliance, and educate our employees.

We also provided examples of our ongoing efforts to keep our data secure through our enterprise-wide information security program.

In consideration of our efforts, we were named one of America’s Most Responsible Companies by Newsweek and Statista for the second time. Other recent awards include:

●	Forbes: America’s Best Employers (2021), Best Employers for New Graduates (2021 and 2022) and Best Employers for Women (2021); and
●	The Ethisphere Institute: World’s Most Ethical Companies® (2021 and awarded 11 times total).

For more information regarding our corporate social responsibility program, please see our most recent corporate social responsibility report available on our website at https://www.timken.com/corporate-social-responsibility/.

28

Shareholder Engagement in 2022

Risk Oversight

The Board of Directors primarily relies on its Audit Committee for oversight of the Company’s risk management. The Audit Committee regularly reviews issues that present particular risks to the Company, including those involving competition; economic and geopolitical conditions; planning and strategy; finance; sales and marketing; product technology and innovation; information technology and cybersecurity; facilities, operations and supply chain; environmental, health and safety; product warranty; talent management; litigation; compliance; and other matters. The full Board and other Committees also review certain of these issues as appropriate. The Board believes that this approach, supported by our leadership structure, provides appropriate checks and balances against undue risk taking.

Shareholder Communications

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any Director, in writing c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. Shareholders or interested parties also may submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Such communications may be reviewed by the office of the Vice President, General Counsel & Secretary to ensure appropriate and careful review of the matter.

29

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows, as of January 1, 2023, the beneficial ownership of our common shares by each Director, nominee for Director and executive officer named in the 2022 Summary Compensation Table on page 58 of this Proxy Statement, and by all Directors, nominees for Director and executive officers as a group. Beneficial ownership of our common shares has been determined for this purpose in accordance with Rule 13d-3 under the 1934 Act and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares.

Amount and Nature of Beneficial Ownership of common shares

Name (1)	Sole Voting or Investment Power (2)		Shared Voting or Investment Power		Aggregate Amount (2)	Percent of Class

Christopher A. Coughlin	285,454		0		285,454	*
Maria A. Crowe	21,851		0		21,851	*
Philip D. Fracassa	127,871		0		127,871	*
Elizabeth A. Harrell	11,945		0		11,945	*
Richard G. Kyle	656,280		0		656,280	*
Sarah C. Lauber	2,140		0		2,140	*
John A. Luke, Jr.	70,545		0		70,545	*
Christopher L. Mapes	22,500		0		22,500	*
James F. Palmer	17,545		0		17,545	*
Hansal N. Patel	10,469		0		10,469	*
Ajita G. Rajendra	20,590		0		20,590	*
Andreas Roellgen	86,533		0		86,533	*
Frank C. Sullivan	61,382		0		61,382	*
John M. Timken, Jr.	458,825	(3)	915,427	(4)	1,374,252	1.89%
Ward J. Timken, Jr.	520,051		3,864,031		4,384,082	6.04%
Jacqueline F. Woods	14,770		0		14,770	*
All Directors, nominees for Director and executive officers as a group(5)	2,395,273		4,782,655		7,177,928	9.89%

* Percent of class is less than 1%.

30

(1)	Excludes Mr. Landin due to his separation from the Company on August 1, 2022. At the time of his departure, Mr. Landin possessed sole voting or investment power over 29,826 common shares.

(2)	The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding Options and Time- based Restricted Stock Units (a)	Deferred Common Shares (b)
Christopher A. Coughlin	180,333	0
Maria A. Crowe	0	0
Philip D. Fracassa	42,212	0
Elizabeth A. Harrell	0	6,925
Richard G. Kyle	316,437	0
Sarah C. Lauber	400	0
John A. Luke, Jr.	0	0
Christopher L. Mapes	0	0
James F. Palmer	0	0
Hansal N. Patel	4,160	0
Ajita G. Rajendra	0	0
Andreas Roellgen	25,850	0
Frank C. Sullivan	0	2,000
John M. Timken, Jr.	0	0
Ward J. Timken, Jr.	0	0
Jacqueline F. Woods	0	2,500

(a)	Includes shares that the individual named in the table has the right to acquire on or before March 1, 2023 through the exercise of stock options or the vesting of time-based restricted stock units pursuant to the Equity and Incentive Compensation Plan. Including those listed and other executive officers not individually listed in the table, all Directors, nominees for Director, and executive officers as a group have the right to acquire 570,775 shares on or before March 1, 2023 through the exercise of stock options or the vesting of time-based restricted stock units pursuant to the Equity and Incentive Compensation Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Awarded as annual grants under the Equity and Incentive Compensation Plan or The Timken Company 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015 (the “Predecessor Long-Term Incentive Plan”), which will not be issued until a later date under the Director Deferred Compensation Plan.

(3)	Includes 182,166 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.

(4)	Includes 126,000 shares held in an irrevocable trust with his spouse as the sole lifetime beneficiary for which he disclaims beneficial interest.

(5)	Includes 9,719 shares beneficially owned by other executive officers not individually listed in the table or by their spouses. The number of shares beneficially owned by all Directors, nominees for

31

Director and executive officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 17 individuals.

The following table gives information known to us about each beneficial owner of more than 5% of our common shares as of January 1, 2023, unless otherwise indicated below:

Beneficial Owner	Number of Shares	Percent of Class
BlackRock, Inc.(1)	6,947,028	9.57%
The Vanguard Group(2)	6,532,704	9.00%
The Timken Foundation of Canton(3)	3,667,221	5.05%

(1)	A Schedule 13G/A filed with the SEC on February 7, 2023, by BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, indicated that it has sole voting power over 6,513,275 common shares and sole investment power over 6,947,028 common shares.

(2)	A Schedule 13G/A filed with the SEC on February 9, 2023, by The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355, indicated that it has sole voting power over 0 common shares, shared voting power over 35,201 common shares, sole investment power over 6,438,739 common shares, shared investment power over 93,965 common shares and aggregate beneficial ownership of 6,532,704 common shares.

(3)	A Schedule 13G/A filed with the SEC on February 15, 2023, by The Timken Foundation of Canton (the “Foundation”), 200 Market Avenue North, Suite 210, Canton, Ohio 44702, indicated that it has sole voting and investment power over 3,667,221 common shares. Ward J. Timken, Joy A. Timken, Ward J. Timken, Jr., William R. Timken, Jr., Robert R. Timken, and Henry H. Timken, II are trustees of and share the voting and investment power with respect to shares held by the Foundation. All trustees disclaim any beneficial interest in such shares. The Foundation is an Ohio private charitable foundation that is independent of the Company.

32

PROPOSAL NO. 2: SHAREHOLDER APPROVAL, ON AN ADVISORY BASIS, OF OUR named EXECUTIVE officer COMPENSATION

We believe that our compensation programs for our named executive officers:

●	align the interests of executive management with those of our shareholders;
●	reward executive management for sustained, strong business and financial results; and
●	enable us to attract, retain and motivate the best talent.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the 1934 Act, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2023 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.

As an advisory vote, this resolution is not binding on us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We currently are conducting this advisory vote, commonly known as a “say-on-pay” vote, every year and expect to hold the next say-on-pay vote in connection with our 2024 Annual Meeting of Shareholders, subject to the outcome of the advisory vote presented in Proposal No. 3.

The affirmative vote of a majority of the votes cast on this matter is necessary for approval of this resolution. Abstentions and broker non-votes will not be counted for determining whether this resolution is approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

33

COMPENSATION DISCUSSION AND ANALYSIS

35	Executive Summary
35	2022 Performance
38	2022 Compensation Decisions and Actions
40	CEO Pay At-A-Glance
41	Aligning Pay with Performance
43	Consideration of 2022 Say-on-Pay Vote
43	Use of Peer Group and Market Data
44	Determining Compensation for 2022
46	Key Elements of the Executive Compensation Program
47	Analysis of 2022 Compensation
47	Base Salary
48	Annual Cash Incentive
49	Long-Term Incentives
52	Retirement Programs
54	Deferred Compensation
54	Other Benefits
55	Severance Agreements
55	Stock Ownership Guidelines
56	Anti-Hedging/Pledging Policies
56	Compensation Risk Assessment
56	Clawback Provisions
57	Compensation Committee Report

34

Executive Summary

This section provides a summary of our named executive officer compensation program, key compensation decisions, and performance targets and results for incentive plans in which our named executive officers participated for the year ended December 31, 2022. For 2022, our named executive officers (or “NEOs”) were:

●	Richard G. Kyle, President and CEO;
●	Philip D. Fracassa, Executive Vice President and Chief Financial Officer;
●	Christopher A. Coughlin, Executive Vice President, President of Industrial Motion;
●	Hansal N. Patel, Vice President, General Counsel & Secretary;
●	Andreas Roellgen, Executive Vice President and President of Engineered Bearings; and
●	Hans Landin, former Group Vice President.

Mr. Landin ceased serving as Group Vice President when he separated from the Company on August 1, 2022.

Executive Compensation Philosophy

We design our executive compensation plans and programs to help us attract, motivate, reward and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. The structure of our programs enables us to provide a competitive compensation and benefits package while aligning senior executive interests with those of our shareholders. The following chart highlights the key considerations behind the development, review and approval of the compensation for our NEOs:

Objectives	Philosophy

Our executive compensation program is designed to:

●   Align the interests of our executives and shareholders

●   Reward sustained, strong business results

●   Incentivize profitable growth and capital deployment discipline

●   Attract, retain and motivate the best talent

Our executive compensation philosophy is built on the following principles:

●   Recognizing that people are our most important resource

●   Rewarding results linked to both short- and long-term performance (pay-for-performance)

●   Positioning our pay to be competitive in the marketplace

●   Focusing on increasing shareholder value

2022 Performance

Timken continued to advance its position as a diversified industrial leader and delivered a second consecutive year of record performance in 2022. The 2022 economic environment was dynamic. Industrial market demand was generally strong, but many operating headwinds continued including COVID-19 impacts, supply chain challenges and difficult labor markets. The Company continued to win in the marketplace driven by our team’s relentless efforts to serve customers’ evolving needs and increased demand for Timken’s differentiated products and services.

In 2022, our financial performance benefited from strong demand across most end markets and higher pricing, as well as our operational excellence and outgrowth initiatives, which more than offset the impact of continued cost and supply chain-related headwinds across the enterprise. We also made additional investments to increase our presence in growing sectors like renewable energy and automation, while continuing to optimize our manufacturing footprint. The Company grew revenue and earnings significantly in 2022, with revenue increasing approximately 9% from 2021 to a record $4.5

35

billion, net income increasing approximately 10% to $407 million and adjusted EBITDA increasing approximately 19% to $856 million3. We achieved record EPS of $5.48 and record adjusted EPS of $6.023, up approximately 14% and 28%, respectively, from 2021. We also delivered an adjusted ROIC of 12.6%3 in 2022, up from 11.0% last year. In addition, we generated net cash from operations of $464 million and free cash flow of $2853 million in 2022.

Our Company’s record performance during 2022, discussed throughout the Compensation Discussion and Analysis (the “CD&A”), resulted in above-target annual cash incentive compensation plan payouts for 2022. The number of performance-based restricted stock units earned for the 2020-2022 cycle were slightly below target, reflecting strong overall performance in a dynamic environment, especially since 2020 results were adversely impacted by the COVID-19 pandemic. Our cumulative 2020-2022 EPS and adjusted EPS increased 25% and 30%3 respectively, as compared with the 2017-2019 cycle which was used as a basis for setting the 2020-2022 targets, while average adjusted ROIC as compared across those same periods declined from 11.7% to 11.2%. See page 48 for details on annual cash incentive award decisions, and “2022 Long-Term Incentive Decisions” on page 50 for more details on long-term incentive award payouts. Overall, our NEO compensation for 2022 reflects our compensation objectives.

2022 also marked the release of our latest annual CSR report, which detailed how we create and evaluate product sustainability across our portfolio and how we innovate with our customers to advance their CSR commitments. See page 25 for more details on our most recent CSR report.

Our commitment to creating long-term shareholder value is reflected in our disciplined and balanced approach to capital allocation. During 2022, we generated net cash from operations of approximately $464 million and free cash flow of $2853 million. This cash generation allowed us to reinvest in the core business for growth, make strategic acquisitions and continue to return cash to shareholders. We invested approximately $178 million, or 4.0% of revenue, in capital expenditures to facilitate growth and improve the competitiveness of our business. We also returned $303 million in cash to shareholders through the payment of dividends and the repurchase of approximately 3.25 million shares of stock, or over 4% of our outstanding shares, during the year. In 2022, we paid out our 402nd consecutive quarterly dividend and increased our quarterly dividend to $0.31 per share in the second quarter, continuing one of the longest continuous dividend streaks on the NYSE and making 2022 the ninth consecutive year of annual dividend growth. During the year, we also continued our proven track record of M&A success by completing two strategic acquisitions. Specifically, the Company expanded its growing industrial motion portfolio with the acquisition of Spinea and strengthened its engineered bearings product offering by acquiring GGB Bearings. We ended the year with a strong balance sheet with total debt of $1.96 billion and net debt of $1.633 billion. Our net-debt-to-adjusted-EBITDA ratio of 1.93 times at December 31, 2022, is well within our 1.5 to 2.5 times targeted range and puts us in an excellent position to continue to drive our strategy and create shareholder value in 2023 and beyond.

3 See Appendix A for reconciliations of adjusted EPS, adjusted EBITDA, free cash flow, net debt, the ratio of net debt to adjusted EBTIDA and adjusted ROIC to their most directly comparable GAAP financial measures. Free cash flow is defined as net cash from operations minus capital expenditures. Adjusted ROIC is defined as adjusted net operating profit after taxes (“ANOPAT”) divided by average invested capital. The performance metrics discussed above are used for external reporting and may not correlate exactly to their corresponding compensation adjusted metrics due to slight differences in methodology (see pages 48 to 52 for more details on how the compensation adjusted metrics are calculated).

36

Strong execution of our strategy has created shareholder value by delivering TSR of 3.9%, 9.9%, 9.8%, and 10.0% over the past one-, three-, five-, and ten-year periods, respectively. Our TSR for each of the one-, three-, and five-year periods outpaced the median of our 2022 compensation peer group, the S&P 500 Industrials and the S&P 400 Industrials. The S&P 500 Industrials and S&P 400 Industrials comprise those companies that are classified as members of the GICS industrials sector included in the S&P 500 index and S&P MidCap 400 index, respectively.

*TSR for the Company was calculated on an annualized basis and assumes quarterly reinvestment of dividends. The 10-year period takes into account the value of TimkenSteel common shares distributed in the Spinoff.

**See page 43 for the companies that are included in the compensation peer group for 2022. The Peer Median excludes Meritor, Inc. since it is no longer a standalone public company after its acquisition by Cummins Inc. during 2022.

***The S&P 500 Industrials and S&P 400 Industrials comprise those companies that are classified as members of the GICS industrials sector included in the S&P 500 index and S&P MidCap 400 index, respectively.

37

2022 Compensation Decisions and Actions

Factors Guiding Our Decisions (see page 44 for details)

●   Executive compensation program objectives and philosophy

●   Financial performance

●   CEO recommendations for other NEOs

●   Assessment of risk management, including avoidance of unnecessary or excessive risk taking to support delivery of long-term shareholder value

●   Shareholder input including “say-on-pay” vote

●   Advice of independent, outside compensation consultant

●   General market and peer company pay practices

●   Current and historical compensation

●   Company performance across key financial metrics, including TSR, compared to U.S. industrial peers and other competitors

●   General market conditions and the cyclicality of the markets in which we operate

Program Updates Implemented at the Beginning of 2022

New Annual Cash Incentive Metrics

For the 2022 plan year, the Company replaced the adjusted earnings before interest and taxes (“EBIT”) and adjusted EBIT margin metrics within the corporate annual cash incentive plan with adjusted EBITDA and adjusted EBITDA margin, respectively, which aligns with how the Company reports its financial results externally. Consistent with the Company’s prior weighting of adjusted EBIT and adjusted EBIT margin, adjusted EBITDA performance was weighted 60% and adjusted EBITDA margin performance was weighted 20% for purposes of determining payouts under the corporate annual cash incentive plan. Free cash flow continued to have a 20% weighting. These changes applied to associates who participate in the corporate annual incentive plan, which includes the NEOs.

New Compensation Peer Group Referenced for 2022 Executive Compensation

In 2021, as part of its annual review of executive and Director compensation, the Compensation Committee, in consultation with WTW, conducted a holistic review of the peer group utilized in 2021 and assessed whether any changes were needed for 2022. As a result of that review, the Company decided to replace eight of its former peers with eight new companies that are more comparable to the Company in terms of their financial and operating model and revenue than the prior peers. See page 43 for more details regarding the rationale for the changes to the 2022 peer group and the use of peer group and market data for our 2022 executive compensation program.

Key 2022 Compensation Decisions and Results (see page 47 for details)	The compensation decisions outlined below demonstrate how the Company aims to maintain alignment with its compensation philosophy and market practice.

38

Base Salary The Committee awarded base salary increases in 2022 to each NEO, including the CEO.
Executive Officer	2021 Annualized Base Salary	2022 Annualized Base Salary	Percent Increase
Richard G. Kyle	$1,041,046	$1,072,277	3.0%
Philip D. Fracassa	$575,315	$615,012	6.9%
Christopher A. Coughlin	$575,125	$630,337	9.6%
Hansal N. Patel	$420,223	$465,186	10.7%
Andreas Roellgen*	$337,274	$490,079	45.3%

*The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen for 2022 into U.S. Dollars was €1.00 = $1.0539 (the average monthly exchange rate for the 2022 calendar year) (compared to €1.00 = $1.1833 used for his 2021 salary (the average monthly exchange rate for the 2021 calendar year). Mr. Roellgen received two base salary increases in 2022 – one in connection with the Company’s annual merit process in March and another effective August 2022 in connection with being named Executive Vice President and President of Engineered Bearings.

Annual Cash Incentive

Based on the Company’s 2022 performance, annual cash incentive awards (which are based on adjusted EBITDA, adjusted EBITDA margin and free cash flow) were paid at 140.5% of target for each of the NEOs, reflecting above-target performance for this time period, primarily due to strong revenue growth, higher pricing and solid execution, which more than offset the impact of continued cost and supply chain-related headwinds across the enterprise.

Annual cash incentive opportunities were delivered under the Company’s shareholder-approved Equity and Incentive Compensation Plan. For additional details, see the “Annual Cash Incentive” section on page 48.

Long-Term Incentives

The NEOs received target grants of time-based restricted stock units and performance-based restricted stock units in 2022, with total grant values ranging from approximately $0.5 million to $4.9 million.

Performance-based restricted stock units (which are based on adjusted ROIC and adjusted EPS performance achievements) were earned at 91.8% of target for the 2020-2022 performance period, which reflected strong overall performance in a dynamic environment. While 2020 results were adversely impacted by the COVID-19 pandemic, we then achieved record adjusted EPS results in 2021 and 2022, and strong average adjusted ROIC performance over the period.

In August 2022, the Company made a one-time grant of 10,000 deferred shares to Mr. Coughlin under the Equity and Incentive Compensation Plan in connection with being named Executive Vice President, President of Industrial Motion. These shares will vest in full on December 31, 2023, contingent on continued employment with the Company.

39

2023 Program Updates

New Long-Term Incentive Metric and Changes in Methodology

Use of relative TSR has become increasingly prevalent in long-term incentive plan designs, and for the 2023 plan year, the Company has decided to add relative TSR as a metric within our long-term incentive plan. New weightings on the metrics will be 50% adjusted EPS, 30% adjusted ROIC and 20% relative TSR for purposes of determining payouts under the long-term incentive plan. These changes will apply to all associates who participate in the long-term incentive plan, including the NEOs.

Beginning in 2023, the Company will make certain changes in its methodology for computing adjusted EPS and adjusted ROIC, and we will align that methodology for purposes of calculating the 2023 performance-based restricted stock unit (“PRSU”) grants. The Company’s adjusted EPS calculation will now be reported as excluding intangible amortization from acquisitions in addition to the Company’s prior adjustments used for external reporting purposes. Adjusted ROIC will now be reported as adjusted net operating profit after taxes and excluding tax-effected acquisition intangible amortization divided by a two-point average of net debt plus total equity over the period. These changes will only apply to PRSU grants made in 2023 and thereafter. No changes are currently anticipated with respect to any compensation-specific exclusions.

New Compensation Peer Group Referenced for 2023 Executive Compensation

In 2022, as part of its annual review of executive and Director compensation, the Compensation Committee, in consultation with WTW, conducted a review of the peer group utilized in 2022 and assessed whether any changes were needed for 2023. As a result of that review, the Company replaced Meritor, Inc. with Snap-On Incorporated due to Cummins Inc.’s 2022 acquisition of Meritor, Inc. See page 43 for more details regarding the changes to the 2023 peer group and the use of peer group and market data for our 2022 executive compensation program.

CEO Pay At-A-Glance

Target pay for 2022 for Mr. Kyle was determined by the Compensation Committee after consideration of the factors described below under “Determining Compensation for 2022.” The Compensation Committee considered the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Further details are provided on page 44.

Elements of our named executive officer compensation consist of base salary, annual cash incentive, long-term incentives that include time-based and performance-based restricted stock units, other primarily broad-based employee benefits and limited perquisites.

40

The chart below provides annualized targeted 2022 compensation levels for Mr. Kyle as compared to the median of our 2022 compensation peer group and general industry survey data. This data represents targeted compensation levels excluding the impact of “all other compensation” and pension value changes. For 2022, significantly higher interest rates resulted in negative changes in actuarial pension values from the prior year measurement period. To better align with market practice, effective December 31, 2022, most U.S. participants, including Messrs. Coughlin, Fracassa and Kyle, ceased to accrue pension benefits under the Company’s defined benefit pension plans. See page 52 for more details.

The Company’s Approach to Rewarding Performance

Annual Cash Incentive

●	Reward achievement of short-term individual and corporate performance goals

Time-Based Restricted Stock Units

●	Reward long-term shareholder value creation
●	Reinforce ownership in the Company
●	Support retention of executives
●	Align executive compensation with shareholder interests

Performance-Based Restricted Stock Units

●	Reward long-term financial results that drive shareholder value
●	Reinforce ownership in the Company
●	Align executive compensation with shareholder interests

*See page 43 for more details on the companies in the peer group, which consists of U.S. industrial companies with median revenue of $3.66 billion (as of the time the market study was conducted).

**Survey data consists of pay practices of general industry companies in the WTW Executive Compensation Database adjusted to $3.8 billion in annual revenue via the use of regression analysis.

Aligning Pay with Performance

The Company’s success depends largely on the contributions of motivated and engaged employees all working together to achieve our strategic and financial objectives. This strategy shapes our approach to providing a competitive compensation and benefits package to our CEO and the other NEOs.

Pay-for-performance is one of the principles that make up our executive compensation philosophy. To ensure that we are adhering to this principle, we evaluate the degree of alignment of our total incentive compensation to our business results, including the level of adjusted EBITDA, adjusted EBITDA margin,

41

free cash flow, adjusted ROIC and adjusted EPS, which we believe are key performance metrics that drive long-term TSR and cash generation that supports our capital allocation objectives.

The Company uses a balance of short- and long-term incentives as well as cash and non-cash compensation to meet these objectives. The elements of executive compensation provided to our NEOs for 2022 consisted of base salary, annual cash incentive, long-term incentives including time-based restricted stock units and performance-based restricted stock units, other primarily broad-based employee benefits, and limited perquisites. Our executive compensation program is designed to link pay and performance.

●	Program Design: Approximately 85% of the targeted total direct compensation for Mr. Kyle and between approximately 64% and approximately 81% of the targeted total direct compensation for the other NEOs is comprised of incentive-based pay:

●	Performance Assessment: Our Compensation Committee uses a comprehensive process to assess Company performance. We believe our plan and financial metrics focus our management on the appropriate objectives for the creation of both short- and long-term shareholder value.

The Company’s incentive compensation program for executives is designed to link compensation with key financial and operational goals of the Company, some of which are short-term, while others take several years or more to achieve.

	Short-Term (Cash) Annual Incentive*	Long-Term (Equity) Performance-Based Restricted Stock Units* 60% of NEO Annual Equity Grants	Long-Term (Equity) Time-Based Restricted Stock Units 40% of NEO Annual Equity Grants
Objective	Short-term financial and operational business priorities and shareholder value creation	Long-term strategic financial goals and shareholder value creation	Long-term shareholder value creation
Time Horizon and 2022 Metrics	One year 60% adjusted EBITDA 20% adjusted EBITDA margin 20% free cash flow	Three years 60% adjusted EPS** 40% adjusted ROIC**	Four-year vesting period (25% per year)

42

*See “Annual Cash Incentive” and “Long-Term Incentives: Performance-Based Restricted Stock Units” sections on pages 48 and 50, respectively, for more details.

**Will be adding relative TSR as a long-term incentive plan metric for the 2023 plan year. Weightings will be 50% adjusted EPS, 30% adjusted ROIC and 20% relative TSR.

Other key features of our executive compensation program include:

●	Stock ownership requirements: Our stock ownership guidelines require all senior executives to meet specific ownership targets based on position. This requirement aligns the interests of our executives with those of our shareholders. See page 55 for more information.

●	Clawback provisions: The Company maintains specific provisions regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of the Company’s financial statements. In the wake of the SEC’s recent promulgation of final Dodd-Frank Act clawback rules, the Company expects to review and consider changes to its clawback provisions during 2023. See page 56 for more information.

Consideration of 2022 Say-on-Pay Vote

In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Compensation Committee considers shareholder input, including the advisory “say-on-pay” vote at our annual meeting, in addition to other factors. In 2022, approximately 98% of the votes cast approved the compensation for our NEOs described in our Proxy Statement for the 2022 Annual Meeting of Shareholders. From time to time, our shareholders have also engaged in discussions with the Company regarding elements of our compensation program and their feedback has generally been considered in making compensation decisions. The Compensation Committee did not make any changes to our compensation programs or policies that were specifically driven by the results of the say-on-pay vote or shareholder feedback.

Use of Peer Group and Market Data

The Company establishes compensation levels that are consistent with market practice and general internal equity considerations relative to base salaries, target annual cash incentive awards and long-term incentive grants, as well as with the Compensation Committee’s assessment of the appropriate pay element mix for the position.

In order to gauge the competitiveness of its compensation programs, the Company reviewed compensation practices and pay opportunities from general industry survey data, as well as from a selection of publicly traded peer companies. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant labor markets.

Specifically, in early 2022, the Company used information regarding the pay practices of general industry companies in the WTW Executive Compensation Database, regressed to $3.8 billion in annual revenue, to inform the determination of the NEO’s target compensation levels for 2022. When running this regression analysis, the Company maintained the revenue figure at $3.8 billion year-over-year in light of the short-term, COVID-related revenue declines among survey participants. The Company believes that revenue and operational footprint are appropriate indicators of the size and complexity of an organization, which should be reflected in determining compensation levels. The compensation data resulting from this analysis was a significant factor considered by the Compensation Committee with respect to its 2022 executive compensation decisions for our NEOs.

The Company also used a compensation peer group as an additional reference point when determining executive compensation. The 2022 peer group (used to set compensation levels for 2022) consisted of a select group of U.S. industrial companies that our Compensation Committee believed to be representative of the talent market in which we compete. When reviewing market pay to determine 2022

43

target compensation levels, eight of the companies used in our 2021 peer group were removed and replaced by eight new companies that are more comparable to the Company in terms of their financial and operating model and revenue than the prior peers. Additional factors taken into consideration when setting the 2022 compensation peer group included comparisons of various financial metrics, such as revenue and market capitalization, operational footprint, relevant end-user markets, and product portfolio of added companies compared to Timken’s current product portfolio. Changes made to the 2022 compensation peer group are as follows:

2021 Peer Group
Removed	Remaining for 2022	Added
Allison Transmission Holdings, Inc. American Axle & Manufacturing Holdings, Inc. Colfax Corp. IDEX Corp. Nordson Corp. Rexnord Corp. Trinity Industries, Inc. Triumph Group, Inc.	Altra Industrial Motion Corp. Carlisle Companies Inc. Crane Co. Dana Inc. Flowserve Corp. ITT Inc. Kennametal Inc. Meritor, Inc. Regal Rexnord Corp. Terex Corp.	Agco Corp. Dover Corp. Fortive Corp. Gates Industrial Corporation plc Ingersoll Rand Inc. Oshkosh Corp. Westinghouse Air Brake Technologies Corp. Woodward, Inc.
2022 Peer Group

While the Compensation Committee considered general industry and peer group data in determining the general competitiveness of executive compensation, market data is only one factor taken into consideration when determining the total compensation for our NEOs. The Compensation Committee also considered other factors listed in “Factors Guiding Our Decisions” on page 38.

New Compensation Peer Group Referenced for 2023 Executive Compensation

In 2022, as part of its annual review of executive and Director compensation, the Compensation Committee, in consultation with WTW, reviewed the peer group utilized in 2022 and assessed whether any further adjustments were needed to the peer group referenced for setting compensation levels in 2023. For fiscal 2023, the only current change was to replace Meritor, Inc. with Snap-on Incorporated due to Cummins Inc.’s 2022 acquisition of Meritor, Inc. The Company is monitoring Regal Rexnord Corp.’s pending acquisition of Altra Industrial Motion Corp. and may make an additional change to its peer group in the future depending on the outcome of that potential transaction.

Determining Compensation for 2022

Role of the Compensation Committee

Each year, the Compensation Committee determines the appropriate level of compensation for our NEOs. As part of this process, the Compensation Committee reviews all of the components of compensation for the NEOs and determines if each individual’s total compensation is reasonable and consistent with the Company’s compensation philosophy. The Compensation Committee reviews each component of compensation individually and in total, references competitive market data including at the 50th percentile, and, after consideration of additional factors (for example, the executive’s responsibilities, experience level, tenure, performance in the position and Company performance, including TSR), may make adjustments to any element of a NEO’s compensation in establishing such executive’s total direct compensation.

The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual cash incentive award opportunities and long-term incentive grants for the Company’s NEOs.

44

In the course of this analysis and development of proposed total compensation packages, WTW, the Compensation Committee’s external compensation consultant, reviews the relevant information and discusses its findings with the Compensation Committee.

The compensation package for the CEO is determined by the Compensation Committee and approved by the independent Directors of the Board during executive session.

Role of the CEO and Management

The CEO, in consultation with executive compensation leadership and WTW, prepares compensation recommendations for the NEOs (other than the CEO) and presents these recommendations to the Compensation Committee. These recommendations are based on the CEO’s personal review of each NEO’s performance, general internal equity considerations, job responsibilities and importance to our overall business strategy, as well as our compensation philosophy. Although these recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation for the NEOs.

As part of this process, individual elements of compensation provided to our NEOs are generally compared to general industry market data and peer group data as described above and the total compensation package is considered in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Total direct compensation (base salary, annual cash incentive and long-term incentive grants) also is evaluated in relation to the total compensation for positions with similar levels of responsibility derived from the general industry market data and peer group data described above.

Role of the Compensation Consultant

To add rigor in the review process and to inform the Compensation Committee of market trends, the Compensation Committee engages the services of WTW as our independent executive compensation consultant to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders. WTW also provides the Compensation Committee with market data on compensation levels and incentive design practices, which the Compensation Committee generally references as a market check when determining compensation for non-employee Directors and executive officers.

For purposes of 2022 compensation decisions, WTW’s primary areas of assistance to the Compensation Committee were:

●	Gathering information related to current trends and practices in executive compensation in response to questions raised by the Compensation Committee and management;
●	Keeping the Compensation Committee and management aware of any regulatory developments, including any actions it should consider in light of new regulations;
●	Developing analyses that help evaluate and inform on how the compensation programs are working, including pay-for-performance and pay-versus-performance analyses, peer group reviews and risk assessments;
●	Preparing market compensation levels for the NEOs based on peer group and general industry practices;
●	Reviewing information developed by management for the Compensation Committee and providing its input on such information to the Compensation Committee;
●	Providing insights, analysis and perspectives on ad hoc issues and questions raised by the Compensation Committee and management;
●	Attending and participating in meetings with the Compensation Committee, as well as briefings with the Compensation Committee Chair and management prior to meetings; and

45

●	Reviewing with management and the Compensation Committee materials to be used in preparing the Company’s Proxy Statement.

The Compensation Committee has authorized WTW to interact with the Company’s management, as needed, on behalf of the Compensation Committee with respect to executive compensation matters. WTW also provides actuarial, pension administration and other services to the Company, which are unrelated to the work that WTW provides to the Compensation Committee. The WTW consultants who advise the Compensation Committee are different from the WTW employees who perform work for the Company in other areas. In order to maintain independence, WTW has adopted formal executive compensation consulting protocols that help to ensure that its advice to the Compensation Committee is fully objective and independent and that the business unit providing such advice remains separate from WTW’s other business units that provide advice to the Company’s management. For more information regarding fees paid to WTW by the Company in 2022 and the Compensation Committee’s assessment that there is no conflict of interest in the work performed by WTW with respect to executive compensation, see page 23 of the Proxy Statement.

Key Elements of the Executive Compensation Program

Type of Compensation	Link to Program Objectives	Key Features
Cash Compensation
Base Salary	A standard compensation element in executive compensation packages, offering market-competitive fixed compensation to attract and retain talent	Provides a consistent source of income
Annual Cash Incentive	A cash-based award that encourages executives to focus on achievement of specific annual corporate performance goals	Target incentive opportunity is set as a percentage of base salary, and awards are paid out based on achievement relative to annual performance metrics and targets
Long-Term Equity Incentives
Performance-Based Restricted Stock Units	Requires achievement of specified strategic financial and operating metrics over a three-year period that the Compensation Committee believes are highly correlated to driving long-term shareholder value; it also further aligns the long-term financial interests of our executives with those of our shareholders	Designed to reward executives for attainment of specified three-year corporate performance goals; value is delivered in equity to align with shareholder experience; cumulative dividend equivalents are paid in cash based on the actual number of shares delivered at the end of the three-year performance cycle
Time Based Restricted Stock Units	Rewards long-term shareholder value creation, enhances executive stock ownership and promotes retention	Four-year (25% per year) time vesting; value is delivered in equity to align with shareholder experience; cumulative dividend equivalents are paid in cash upon vesting
Benefits
Retirement and Savings Benefits	An element of our benefits program that helps attract and retain executive talent

NEOs receive retirement and savings benefits through several plans:

●   Qualified and nonqualified defined contribution plans*;

●   Qualified and nonqualified defined benefit plans*; and

●   Deferred compensation plan

46

Severance and Change in Control Agreements	Helps ensure NEOs remain focused on creating sustainable performance

Agreements help protect the Company and the NEOs from risks by providing:

●   Economic stability;

●   Death or disability payments; and

●   Payments and benefits in the event of a qualifying termination of employment, including in connection with a change in control

Other Benefits	Keeps program competitive and provides health, disability and life insurance protection for executives	Perquisites are limited in amount and use

*See “Retirement Programs” on page 52 for NEO eligibility.

Analysis of 2022 Compensation

Base Salary

Base salaries for the NEOs are intended to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee initially determines base salary ranges for the NEOs based on external general market and peer group data for salary practices for positions with similar levels of responsibility. The Compensation Committee also reviews base salaries for the NEOs annually in light of each officer’s experience, leadership, current salary and position in the salary range. The base salary decisions described below were made based on these considerations.

Establishing Base Salaries

When establishing base salaries for NEOs, the Compensation Committee considers general industry data for comparable roles and peer group data as a general guideline.

2022 Base Salary Decisions

●	The Committee awarded base salary increases in 2022 to each NEO, including the CEO.

Executive Officer	2021 Annualized Base Salary	2022 Annualized Base Salary	Percent Increase
Richard G. Kyle	$1,041,046	$1,072,277	3.0%
Philip D. Fracassa	$575,315	$615,012	6.9%
Christopher A. Coughlin	$575,125	$630,337	9.6%
Hansal N. Patel	$420,223	$465,186	10.7%
Andreas Roellgen*	$337,274	$490,079	45.3%
*The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen for 2022 into U.S. Dollars was €1.00 = $1.0539 (the average monthly exchange rate for the 2022 calendar year) (compared to €1.00 = $1.1833 used for his 2021 salary (the average monthly exchange rate for the 2021 calendar year). Mr. Roellgen received two base salary increases in 2022 – one in connection with the Company’s annual merit process in March and another effective August 2022 in connection with being named Executive Vice President and President of Engineered Bearings.

47

Annual Cash Incentive

The Company’s annual cash incentive program provides the NEOs with the opportunity to earn additional compensation based on the achievement of annual corporate performance goals established by the Compensation Committee and approved by the Board. It is intended to focus the NEOs on specific performance goals of the Company in the applicable year. For all NEOs, the 2022 annual cash incentive opportunity was delivered through the shareholder-approved Equity and Incentive Compensation Plan.

Linking Compensation to Performance

The Compensation Committee established adjusted EBITDA as the primary performance measure because it believes this measure is closely correlated with the creation of shareholder value.

In 2022, Mr. Kyle, as CEO, had an annual cash target award opportunity of 125% of base salary and the other NEOs had target award opportunities ranging from 65% to 80% of base salary. Annual cash incentive payouts for our NEOs were determined by:

●	Corporate performance (measured by adjusted EBITDA, adjusted EBITDA margin and free cash flow4); and
●	Individual performance (however, for 2022, annual cash incentive payments were not adjusted as a result of individual performance for any of the NEOs).

Specific factors that go into setting the targets include consideration of Company results for prior years, results for U.S. industrial peers, current market conditions, cyclicality and outlook, acquisitions, divestitures, working capital requirements, past targets and performance against those targets, and macro-economic factors.

Performance goals for the Company’s corporate annual cash incentive plan were set near the beginning of 2022 (using comparable exclusions). The 2022 adjusted EBITDA target was set approximately 7% higher than the actual 2021 adjusted EBITDA results. The 2022 adjusted EBITDA margin target was set 10 basis points higher than the actual 2021 adjusted EBITDA margin results. The 2022 Free Cash Flow target was set approximately 8% higher than the actual 2021 Free Cash Flow results.

2022 Annual Performance Award Decisions

The corporate annual cash incentive plan metrics were chosen to drive short-term operational business priorities that the Compensation Committee believes will help deliver shareholder value over time. The targets for the corporate plan for 2022 were established at challenging levels requiring improvement over the 2021 results, and the payouts are a reflection of strong performance and results for 2022, despite operating cost pressures and global supply chain challenges. Under the corporate annual cash incentive plan, actual performance under each of the three financial metrics needed to reach the respective minimum threshold for that portion of the award to be payable. Performance targets and actual performance levels for the 2022 corporate annual cash incentive plan are shown in the table below. Straight-line interpolation is used to calculate actual payouts under the plan.

4 Based on adjusted earnings used for external reporting, further adjusted to exclude post-closing operating results of acquisitions. Free cash flow is defined as net cash provided by operating activities minus capital expenditures. See Appendix A for reconciliations of adjusted EBITDA, adjusted EBITDA margin and free cash flow as used for external reporting to their most directly comparable GAAP financial measures.

48

Corporate Annual Cash Incentive Plan

	Threshold	Target	Maximum	Actual***
Adjusted EBITDA* (60% weighting)	$575M	$767M	$958M	$853M (145.3% payout)
Adjusted EBITDA Margin** (20% weighting)	14.0%	17.5%	21.0%	19.2% (147.3% payout)
Free Cash Flow* (20% weighting)	$206M	$258M	$451M	$295M (119.0% payout)
	é	é	é	é
Plan Payout	50%	100%	200%	140.5% payout

* The Adjusted EBITDA and Free Cash Flow targets were modified slightly due to the divestment of Timken Aerospace Drive Systems, LLC and Timken-Rus Service Company ooo.

** Adjusted EBITDA Margin less than 12.5% would have resulted in zero payout for the plan. Between 12.5% and 14.0%, a payout under the Adjusted EBITDA metric and/or Free Cash Flow metric would have been possible.

*** Based on adjusted earnings used for external reporting, further adjusted to exclude post-closing operating results of acquisitions.

Actual performance for adjusted EBITDA, adjusted EBITDA margin, and free cash flow caused the 2022 corporate annual cash incentive plan to be scored at 140.5% for corporate participants, resulting in a 2022 cash award payout of 140.5% of the target opportunity for Messrs. Kyle, Fracassa, Coughlin, Patel, Roellgen and Landin. While payouts to other non-NEO participants in the corporate plan are subject to certain multipliers based upon individual performance, no such multipliers were applied to the 2022 cash award payouts for the NEOs. Mr. Landin’s award payout was prorated based on the number of months worked during the year prior to the end of his employment with the Company as of August 1, 2022.

Long-Term Incentives

The Compensation Committee administers the Equity and Incentive Compensation Plan. Awards under the Equity and Incentive Compensation Plan can be made in the form of common shares, nonqualified stock options, incentive stock options, stock appreciation rights, performance shares, performance units, restricted shares, restricted stock units, deferred shares and dividend equivalents. All long-term incentives settle in equity to further align our executives’ long-term financial interests with those of our shareholders. In 2022, the Company granted to the NEOs under the Equity and Incentive Compensation Plan:

●	Performance-based restricted stock units that are earned based on the achievement of objective performance metrics measured over a three-year period and are intended to further align the long-term financial interests of our executives with those of our shareholders and link compensation to building long-term shareholder value; and
●	Time-based restricted stock units that vest 25% per year over four years and provide strong alignment between the interests of Company executives and shareholders.

The value of each type of long-term incentive grant is linked directly to the performance of the Company or the price of its common shares. For performance-based restricted stock units, the value of the grant is tied to both the Company’s share price and the achievement of financial metrics, while the value of time-based restricted stock units is directly linked to the Company’s share price.

In each case described above, an executive must remain employed by the Company for a specified period of time to earn the full value of an award, which aids the Company in retaining executives. In total, the Company believes that these grants provide a balanced focus on shareholder value creation and retention of key managers. These grants also serve to balance the short-term operating focus of the

49

Company and align the long-term financial interests of executive management with those of our shareholders.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types are based on a combination of an analysis of market practice and the relative importance of the objectives behind each of the grants.

In August 2022, the Company made a one-time grant of 10,000 deferred shares to Mr. Coughlin under the Equity and Incentive Compensation Plan in connection with being named Executive Vice President, President of Industrial Motion. These shares will vest in full on December 31, 2023, contingent on continued employment with the Company.

Upon his exit from the Company, Mr. Landin’s unvested nonqualified stock options, time-based restricted stock units and performance-based restricted stock units were treated in accordance with the original terms of the respective grants, as described in the “Potential Payments Upon Termination or Change in Control” section on page 66.

2022 Long-Term Incentive Decisions

For the annual grants made in February 2022, the target value to be delivered in performance-based restricted stock units and time-based restricted stock units was 460% of the base salary midpoint for Mr. Kyle, and between 120% and 230% of the base salary midpoint for the other NEOs. The allocation percentage between the two types of equity for NEOs receiving the annual grant was 60% performance-based restricted stock units and 40% time-based restricted stock units.

Driving Shareholder Return

Long-term incentive grants are intended to balance short-term operating objectives of the Company with long-term objectives and align the financial interests of our executives with those of our shareholders.

In determining the number of shares granted in 2022, the target value for each grant was converted to a number of shares based on the opening share price on the day of the grant.

For 2022, the Compensation Committee made long-term incentive grants at the first regularly scheduled meeting when the Compensation Committee determined all elements of the NEOs’ compensation for the year.

Performance-Based Restricted Stock Units

To further align the long-term interests of executive leadership with those of our shareholders, and to provide an incentive to achieve long-term financial and operating objectives, the Compensation Committee granted performance-based restricted stock units to key employees (including the NEOs) that vest based on the achievement of specified performance objectives. Performance-based restricted stock units also serve to both reward and retain executives, as the receipt of a payout is linked to performance and the value of the payout is linked to the share price when the shares vest. Cumulative dividend equivalents are paid in cash based on the actual number of shares delivered at the end of the performance cycle.

2022-2024 Performance-Based Restricted Stock Units Cycle

The performance metrics for performance-based restricted stock units granted in 2022 were cumulative adjusted EPS and adjusted ROIC for a three-year performance period (2022-2024). The Compensation Committee selected these metrics because it believed they are highly correlated to driving long-term shareholder value and key elements to achievement of the Company’s business strategy. Actual performance for adjusted EPS and adjusted ROIC is calculated based on adjusted earnings as used for external reporting in 20225, with the ability to exclude the effect of material changes in

5 See Appendix A for reconciliations of adjusted EPS and adjusted ROIC as used for external reporting to their most directly comparable GAAP financial measures.

50

accounting principles, methods, significant changes in tax law that are not reflected in the plan, and/or the impact on results from a single acquisition of $600 million or greater during the three-year performance cycle. For the 2022-2024 performance-based restricted stock unit cycle, the cumulative adjusted EPS target was set approximately 10% higher than the actual cumulative adjusted EPS results for the 2019-2021 cycle, which was the most recently completed cycle at the time the 2022-2024 target was established and was also record three-year performance at that time. The three-year target for adjusted ROIC was set approximately 10 basis points higher than the actual average adjusted ROIC for the 2019-2021 cycle. The factors that go into setting the target include consideration of prior-year results for the Company as compared to results for U.S. industrial peers, current market conditions, cyclicality and outlook, acquisitions, divestitures, past targets and performance against those targets and other factors. The Company’s performance targets for the performance-based restricted stock units granted in 2022 are shown in the table below. Straight-line interpolation is used to calculate payouts for these performance-based restricted stock units.

2022-2024 Performance-Based Restricted Stock Units Cycle: Metrics and Weightings

	Threshold	Target	Maximum
Three-Year Cumulative Adjusted EPS (60% weighting)	$10.33	$14.76	$19.19
Adjusted ROIC* (40% weighting)	8.5%	11.0%	14.0%
	é	é	é
Plan Funding	50%	100%	200%

*Adjusted ROIC less than 7.5% will result in zero payout for the cycle. Between adjusted ROIC of 7.5% to 8.5%, a payout under the Three-Year Cumulative Adjusted EPS metric is possible.

For information about the specific performance-based restricted stock units awarded to the NEOs in 2022, see the “2022 Grants of Plan-Based Awards” table on page 61.

Results for the 2020-2022 Performance-Based Restricted Stock Units Cycle

In 2020, the NEOs received awards of performance-based restricted stock units to cover a three-year performance period (2020-2022).

The performance metrics for performance-based restricted stock units granted in 2020 were cumulative adjusted EPS and adjusted ROIC for the three-year performance period. The Compensation Committee selected these metrics because it believed they are highly correlated to driving long-term shareholder value and key elements to achievement of the Company’s business strategy. Actual performance for adjusted EPS and adjusted ROIC is calculated based on fully adjusted EPS as used for external reporting6, with the ability to exclude the effect of changes in accounting principles or methods that are not reflected in the plan. No such exclusions were applied to the 2020-2022 performance-based restricted stock unit cycle, and fully adjusted EPS and adjusted ROIC as used for external reporting were used to determine actual performance for the applicable compensation adjusted metrics.

The Compensation Committee believed that the targets for the performance-based restricted stock units granted in 2020 were appropriately challenging and that achievement would be supportive of shareholder value creation. The adjusted EPS target for the 2020-2022 performance-based restricted stock unit cycle was 36% higher than the most recently completed cycle. The adjusted ROIC target for the 2020-2022 cycle was set 30 basis points higher than the 2019-2021 adjusted ROIC target and 90 basis points higher than the actual 2019-2021 average adjusted ROIC of 10.9%.

In terms of actual results for the cycle, adjusted EPS decreased approximately 11% year-over-year in 2020, due to the negative impact from the COVID-19 pandemic, increased approximately 15% year-over-year in 2021, and increased approximately 28% year-over-year in 2022. As a result, the performance-based restricted stock units were earned at 91.8% reflecting the difficulty of the targets set for the cycle

6 See Appendix A for reconciliations of adjusted EPS and adjusted ROIC as used for external reporting to their most directly comparable GAAP financial measures.

51

as we achieved record three-year cumulative adjusted EPS over the period, including record adjusted EPS results in 2021 and 2022, and strong average ROIC performance. Moreover, as detailed on page 35 in the “2022 Performance” section, the Company’s three-year TSR outpaced the median of our 2022 compensation peer group and exceeded the S&P 500 Industrials over the timeframe, reflecting strong performance over this period.

The Company’s performance goals and actual calculated results for the 2020-2022 cycle are summarized in the table below. Straight-line interpolation is used to calculate actual payouts for these performance-based restricted stock units. Despite the significant unforeseen impact of COVID-19, no adjustments or modifications were made to the financial performance metrics or targets for our 2020-2022 performance-based RSU cycle. Payouts earned for the 2020-2022 PRSU awards reflect calculated outcomes measured against original metrics and targets established prior to the outbreak of the COVID-19 pandemic.

2020-2022 Performance-Based Restricted Stock Units Cycle: Metrics, Weightings and Actual Results

	Threshold	Target	Maximum	Actual
Three-Year Cumulative Adjusted EPS (60% weighting)	$10.87	$15.52	$20.18	$14.84
ROIC (40% weighting)	8.5%	11.8%	14.0%	11.2%
	é	é	é	é
Plan Funding	50%	100%	200%	91.8%

Under accounting rules, performance-based restricted stock units are expensed over the vesting period using the fair value on the date of grant and adjusted quarterly to account for actual and anticipated performance.

Time-Based Restricted Stock Units

Time-based restricted stock units that were awarded in 2022 to each NEO vest 25% each year over a four-year period. Cumulative dividend equivalents are paid in cash upon vesting. For information about the specific number of time-based restricted stock units awarded to the NEOs in 2022, see the “2022 Grants of Plan-Based Awards” table on page 61.

Under accounting rules, time-based restricted stock units are expensed over the vesting period using the fair value on the date of grant.

Retirement Programs

The Company is transitioning away from defined benefit plans to the use of market-competitive defined contribution and employee savings plans for all eligible salaried employees, including the NEOs. The NEOs also participate in the Company’s nonqualified retirement programs based on eligibility.

Several years ago, the Company closed its primary defined benefit plan in the United States (the “Pension Plan”) to new entrants and ceased providing Excess Benefit Agreements to newly appointed officers. In 2018, the Company announced that, effective December 31, 2022, it would freeze benefits under the Pension Plan. Mr. Coughlin participates in the Pension Plan and has ceased to accrue benefits as of December 31, 2022. In connection with the Pension Plan freeze, Mr. Coughlin will be eligible to receive Qualified Core DC Contributions starting in 2023. To align with this action, in 2018, the Compensation Committee approved the freezing of benefits under the Excess Benefit Agreements, also effective as of December 31, 2022 (Mr. Coughlin, Mr. Fracassa and Mr. Kyle have Excess Benefit Agreements and have ceased to accrue benefits under these arrangements after December 31, 2022).

Due to the varying tenure of our NEOs and the transition of our retirement plans, our U.S.-based NEOs participate (or participated) in different programs based on their eligibility as follows:

52

Name	Defined Benefit			Defined Contribution
	Qualified	Nonqualified		Qualified		Nonqualified
	Pension Plan	Supplemental Pension Plan		SIP Plan Matching Contributions	Core DC Contribution	Post-Tax Savings Plan
		Restoration Portion	Excess Benefit Agreement
Richard G. Kyle			✓	✓	✓	✓
Philip D. Fracassa			✓	✓	✓	✓
Christopher A. Coughlin	✓	✓	✓	✓		✓
Hansal N. Patel				✓	✓	✓
Hans Landin				✓	✓	✓

Because Mr. Roellgen is based in Colmar, France, he does not participate in the U.S. plans outlined above. A summary of the plans in which he participates is set forth below.

The following is a summary of the plans in which the NEOs other than Mr. Roellgen participate (or participated):

●	Qualified Pension Plan: The Pension Plan benefit replaces a targeted percentage of pre-retirement income, subject to limits on benefits and compensation imposed by the Internal Revenue Code (the “Code”). Eligible salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003 participate in the Pension Plan, which provides an annual benefit of 0.75% times Final Average Earnings times years of service. “Final Average Earnings” is based on the highest five non-consecutive years of eligible compensation over the 10 years preceding retirement. Eligible compensation includes base salary and annual cash incentive but excludes long-term incentives. The benefit is payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment, including a lump sum option, available with actuarial adjustments. Participants may retire early if they meet certain eligibility requirements, with the benefit reduced if started before age 62. As of December 31, 2022, Mr. Coughlin is eligible for retirement under this plan.

●	Nonqualified Supplemental Pension Plan: The Supplemental Pension Plan benefit replaces a targeted percentage of pre-retirement income. There are two components to this plan:

(1)	Restoration Portion: A restoration portion restores benefits to affected Company employees that would otherwise be provided under the Pension Plan were it not for Code limits; and

(2)	Individual Excess Benefits Agreements: These arrangements are for legacy NEOs and provide for a benefit based on Final Average Earnings as described above with offsets for other Company-provided benefits.

Supplemental retirement benefits for NEOs who have an Excess Benefit Agreement will be calculated using a target benefit of 60% of Final Average Earnings, offset by the sum of: (a) an annuity which could be purchased at market rates with the value of Company matching contributions, any “Core DC” contributions available under the Company’s Savings and Investment Retirement Plan (the “SIP Plan”), and “Post-Tax Savings Plan” contributions, accumulated at an 8% interest rate until benefit commencement, and (b) any Company-provided defined benefit pensions. The net benefit after offsets is automatically paid as a lifetime annuity or an unadjusted 50% joint-and-survivor annuity depending on whether the executive is married when benefits commence. Alternatively, the executive can elect an actuarially equivalent lump sum with payment delayed 5 years.

Participating NEOs ratably earn the 60% benefit over 10 years (15 years for Mr. Kyle) of Company service. All participating NEOs have at least 15 years of service and at least five years of officer service so have fully accrued the benefit and are fully vested. Participating NEOs can

53

retire after age 55, but the benefit is reduced by 4% for each year benefits commence prior to age 62. Mr. Coughlin and Mr. Kyle are currently eligible for retirement under this plan.

●	Qualified SIP Plan Matching Contributions: The SIP Plan is a savings plan which matches 100% on the first 3% of pay contributed by the employee plus 50% on the next 3%, subject to Code limits on compensation and contributions.

●	Qualified Core DC Contributions: Core DC contributions refer to non-matching Company contributions provided within the SIP Plan to eligible U.S.-based salaried employees not earning Pension Plan service. Contributions range from 1% to 4.5% of eligible compensation (up to Code limits) based on an employee’s age plus years of service. Employees impacted by the December 31, 2022 freezing of benefits under the Company’s primary U.S. defined benefit pension plan are now eligible to receive the Core DC contribution under the SIP Plan.

●	Nonqualified Post-Tax Savings Plan: The Post-Tax Savings Plan is intended to restore benefits that would be provided under the SIP Plan were it not for Code limits. Affected employees have the option each year of taking these contributions in taxable cash or to defer the amounts with interest credited at a market-based interest rate (prime + 1%).

Because Mr. Roellgen is based in Colmar, France, he does not participate in the U.S. plans outlined above. Instead, Mr. Roellgen participates in a legally required French Retirement Indemnity Plan (the “FRIP”) as well as the Timken Europe Supplementary Pension Plan with Defined Benefits (the “Europe Executive Plan”). The FRIP covers all French employees and pays a lump sum benefit based on service. The maximum FRIP benefit payable is six months of pay following 40 years of service. Mr. Roellgen’s benefits under the Europe Executive Plan are equal to 10% of his highest 3 years of pension earnings multiplied by the ratio of his years of service at December 31, 2012 to his years of service at retirement. The benefit is paid in the form of a 60% joint-and-survivor annuity. The Europe Executive Plan benefit vests only upon his retirement from the Company. While his accumulation of years of service was frozen under the Europe Executive Plan in 2012, his benefit continues to reflect compensation increases since 2012. Following the freeze of accumulation of years of service under the Europe Executive Plan, Mr. Roellgen commenced earning benefits under the Company’s French qualified defined contribution plan (the “French DC”). The French DC provides contributions of 4% of eligible compensation to certain employees under French law.

Deferred Compensation

The Company permits certain employees, including the U.S.-based NEOs, to participate in the 1996 Deferred Compensation Plan, as amended and restated effective August 2, 2022 (the “Deferred Compensation Plan”), that allows them to defer, on a pre-tax basis, the receipt of certain types of compensation until a specified point in the future. Eligible compensation includes salary, incentive compensation payable in cash, employee or Company 401(k) contributions and/or core defined contributions in excess of tax limits. Cash deferrals earn interest quarterly at a rate based on the prime rate plus 1%. All of the NEOs (other than Mr. Roellgen) were eligible to participate in the Deferred Compensation Plan, but none earned “above-market” or preferential interest, as defined by the SEC.

The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control of the Company, as defined in the Deferred Compensation Plan, participants are entitled to receive deferred amounts immediately. The Compensation Committee believes that providing employees with tax deferral opportunities aids in recruitment and retention.

Other Benefits

The NEOs are eligible to participate in customary benefit programs offered broadly to certain other employees, including health, disability and life insurance programs.

54

Additionally, Mr. Roellgen participates in the Timken European Stock Ownership Plan (the “TESOP”). The TESOP is a stock ownership plan established in accordance with French law that allows participants to make contributions to a fund with a corresponding company match of up to 1.4% (subject to certain legal limits) that invests a portion of the contribution in Company stock. Mr. Roellgen also participates in a legally required French profit-sharing plan that provides a modest benefit.

The NEOs also may receive certain limited perquisites, including executive physicals, access to corporate country club memberships (although personal expenses are not reimbursed), and travel for spouses when accompanying NEOs on business travel. Mr. Roellgen also receives reimbursement of Company car-related expenses in accordance with local benefits practices in France.

The Company does not provide tax gross-ups for these benefits to executives. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the Company’s overall approach to executive compensation. The total cost of these benefits is a very small percentage of each NEO’s total compensation.

Severance Agreements

In addition to retirement payments, the Company provides termination-related payments through severance agreements with individual NEOs in the event of involuntary termination of employment without cause or, following a change in control, in the event of involuntary termination of employment without cause or termination of employment by the executive under certain circumstances. Severance agreements are provided based on competitive market practice and the Company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause or terminated under other qualifying circumstances.

The level of severance benefits reflects the Company’s perception of competitive market practice for the NEOs’ positions, based on an assessment by WTW. Severance pay was established as a multiple of base salary and actual annual cash incentive compensation. In the event of a qualifying termination of employment, an NEO would also be entitled to vesting of equity-based awards in accordance with the respective grant agreement, health and welfare benefits, outplacement services, and (in the event of a qualifying termination that follows a change in control) benefits under our retirement benefit programs. The types of severance benefits for which our NEOs are potentially eligible, and the potential benefit and compensation amounts, are further described and quantified below under “Potential Payments Upon Termination or Change in Control” on page 66 and in the “Termination Scenarios” table on page 70.

The severance agreements do not contain excise tax gross-up provisions.

Stock Ownership Guidelines

Stock ownership guidelines have been established for all senior executives (including the NEOs) and are intended to align the interests of executive management with those of our shareholders. These guidelines establish a specific ownership target for each of the NEOs. In 2022, Mr. Kyle’s and Mr. Roellgen’s stock ownership guidelines were increased from five to seven times base salary, and from two to three times base salary, respectively.

In determining whether the executive met his or her individual ownership target for 2022, the Company considered shares owned by the executive and full-value equity awards held by the executive, including deferred shares and time-based restricted stock units (stock settled) still subject to vesting conditions. Performance-based shares/units are not counted towards ownership until they are vested, and shares that are subject to unexercised options are not counted towards ownership.

The stock ownership requirement is based on a multiple of base salary. Each NEO must meet this requirement within five years of becoming an NEO. The NEO must retain any net shares after tax until the ownership requirement is met. If ownership falls below the requirement due to a decline in share

55

price, the expectation would be for the NEO to maintain net shares after tax with respect to vested equity awards until the ownership requirement is met. The stock ownership guidelines do not require purchasing shares on the open market, but rather maintaining net shares on future vestings. As of December 31, 2022, all NEOs currently serving at the Company exceeded their individual ownership targets.

Officer Name	Stock Ownership Requirement – Multiple of Base Salary	Actual Stock Ownership – Multiple of Base Salary*
Mr. Kyle	7x	24.5x
Mr. Fracassa	3x	11.0x
Mr. Coughlin	3x	12.8x
Mr. Patel	2x	2.2x
Mr. Roellgen	3x	8.9x

* Calculated by multiplying the number of shares held by each NEO on December 31, 2022 by the daily average stock price for the year ending December 31, 2022 and dividing that product by each NEO’s 2022 base salary.

Anti-Hedging/Pledging Policies

The Company has adopted formal policies that prohibit our Directors, NEOs, other officers, and employees (and related persons) from pledging Company common shares or hedging the economic risk related to such stock ownership. In addition to prohibiting hedging transactions generally, the policies also expressly forbid use of the following types of hedging transactions: puts, calls, short sales, and the purchase of Company stock on margin.

Compensation Risk Assessment

The Compensation Committee regularly reviews the risk associated with the Company’s compensation programs. As part of this process, the Compensation Committee reviewed a comprehensive risk assessment conducted by WTW in 2020 and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company, and that several of our current practices effectively mitigate risk and promote performance. In 2022, the Compensation Committee discussed any year-over-year changes that could impact risk with WTW. The Compensation Committee and WTW concluded that no plan changes were implemented in 2022 that would materially affect the existing risk profile of the compensation programs, and that several of our current practices effectively mitigate risk and promote performance.

Clawback Provisions

The Company maintains specific provisions regarding the recovery of awards to deter certain types of conduct, including conduct that could affect the accuracy of the Company’s financial statements. These provisions apply to both short- and long-term incentive programs where, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of Company financial results, the Company can clawback an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the Company to seek to recover all or any portion of the equity-based or cash incentive paid or payable to the executive for some or all of the years covered by the restatement. In the wake of the SEC’s recent promulgation of final Dodd-Frank Act clawback rules, the Company expects to review and consider changes to its clawback provisions during 2023.

56

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A for the year ended December 31, 2022 with our management. Based on the review and discussion referred to above, the Compensation Committee recommended to our Board, and our Board approved, the inclusion of the CD&A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and this Proxy Statement for filing with the SEC.

Ajita G. Rajendra (Compensation Committee Chair)
Elizabeth A. Harrell
Sarah C. Lauber
John A. Luke, Jr.
James F. Palmer
Jacqueline F. Woods

57

EXECUTIVE COMPENSATION

2022 Summary Compensation Table

The following table sets forth information concerning compensation for our NEOs for 2022, 2021 and 2020, as applicable:

Name and Principal Position	Year	Salary (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Richard G. Kyle	2022	$1,067,072	$4,876,769	$1,873,405	$0	$420,284	$8,237,530
President & CEO	2021	$1,037,145	$4,422,240	$958,338	$2,674,337	$573,270	$9,665,330
	2020	$843,093	$4,421,376	$974,914	$4,448,000	$576,880	$11,264,263
Philip D. Fracassa	2022	$608,396	$1,405,114	$683,603	$0	$150,144	$2,847,257
Executive Vice President and Chief	2021	$573,159	$1,249,358	$337,694	$708,956	$166,410	$3,035,577
Financial Officer	2020	$499,112	$1,226,319	$338,373	$1,399,000	$174,084	$3,636,888
Christopher A. Coughlin	2022	$621,135	$2,122,694	$697,917	$0	$120,723	$3,562,469
Executive Vice President and	2021	$572,970	$1,333,395	$337,582	$498,724	$158,935	$2,901,606
President Industrial Motion	2020	$497,200	$1,332,379	$337,210	$1,150,000	$167,245	$3,484,034
Hansal N. Patel	2022	$457,692	$777,261	$445,068	-	$61,887	$1,741,908
Vice President, General Counsel	2021	$415,215	$704,048	$198,400	-	$53,761	$1,371,424
& Secretary
Andreas Roellgen (1)	2022	$420,777	$570,775	$405,792	$0	$135,198	$1,532,542
Executive Vice President and	2021	$375,501	$472,478	$151,609	$0	$72,420	$1,072,008
President Engineered Bearings	2020	$304,998	$395,074	$136,003	$315,000	$55,845	$1,206,920
Hans Landin	2022	$230,760	$512,019	$201,890	-	$819,559	$1,764,228
Former Group Vice President

(1)	Mr. Roellgen’s compensation is generally based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars for purposes of the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2022 was €1.00 = $1.0705, which was the applicable exchange rate as of December 31, 2022. For all other columns in this table, the conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars for 2022 was €1.00 = $1.0539 (the average monthly exchange rate for the 2022 calendar year), which approach we believe provides a reasonable representation of his compensation by accounting for currency exchange fluctuations that occurred throughout the calendar year.

(2)	2020 base salaries reflect Board approved temporary reductions that occurred between April and July 2020 for each of the Company’s NEOs to help mitigate the financial impact to the Company from COVID-19, as approved by the Board.

(3)	The amounts shown in this column for 2022 include the grant date fair value of time-based restricted stock units granted in 2022. See the description of time-based restricted stock units on page 52. Additionally, this column includes the grant date fair market value of the performance-based restricted stock units for the 2022-2024 performance cycle at target. See the description of the performance-based restricted stock units on page 50. Should performance equal or exceed the maximum goals for these performance-based restricted stock units, the grant date fair value for such awards would be: Mr. Kyle - $5,852,123; Mr. Fracassa - $1,685,465; Mr. Coughlin - $1,782,833; Mr. Patel - $933,385; Mr. Roellgen - $684,930; and Mr. Landin - $614,423.

58

For Mr. Coughlin, the amount shown in this column also includes the grant date fair value of a one-time grant of 10,000 deferred shares made to Mr. Coughlin on August 3, 2022 in connection with being named Executive Vice President, President of Industrial Motion. These shares vest in full on December 31, 2023, contingent on continued employment with the Company.

The amounts shown in this column are computed in accordance with FASB ASC Topic 718.

(4)	The amounts shown in this column for 2022 represent actual cash award payouts under the annual cash incentive plan for 2022 performance. Mr. Landin’s actual award payout was prorated based on the number of months worked during the year, prior to his employment ending with the Company on August 1, 2022. Both Mr. Fracassa and Mr. Patel elected to defer receipt of a portion of their 2022 annual cash incentive plan payout under the Deferred Compensation Plan.

(5)	There are no amounts to report in this column for 2022 because the difference between the accumulated benefit amounts shown in the 2022 Pension Benefits Table as of December 31, 2022 and those amounts calculated as of December 31, 2021 was a negative number for each applicable NEO. See “2022 Pension Benefits Table” on page 65 for a description of how the amounts as of December 31, 2022 were calculated. For U.S.-based NEOs, the amounts as of December 31, 2021 were calculated in the same manner as the December 31, 2022 amounts, except that discount rates of 3.06% for nonqualified plans and 3.07% for qualified plans were used (compared to discount rates of 5.70% for the 2022 amounts for nonqualified benefits and 5.62% for the 2022 amounts for qualified benefits). For Mr. Roellgen, the amounts as of December 31, 2021 were calculated in the same manner as 2022 amounts, except that a discount rate of 1.00% was used (compared to a discount rate of 3.75% for 2022). While the Summary Compensation Table includes a $0 value for change in pension value for Messrs. Kyle, Fracassa, Coughlin, and Roellgen, the value of their pensions actually decreased $6,775,503, $2,796,998, $2,440,273 and $473,035, respectively, primarily due to the increase in discount rate year over year. Values were determined assuming no probability of termination, retirement, death, or disability before age 62, the earliest age unreduced pension benefits are payable from the applicable plans in each case. A measurement date of December 31, 2022 was used for all NEOs. Mr. Patel does not participate in the Pension Plan.

Several years ago, the Company closed the Pension Plan to new entrants and ceased providing Excess Benefit Agreements to newly appointed officers. Effective December 31, 2022, the Company froze benefits under both the Pension Plan and the Excess Benefit Agreements. See the “Retirement Programs” section on page 52 for additional details.

(6)	The amounts shown in this column for 2022 are detailed in the following table:

Name	Annual Company Contribution to SIP, Core DC, and/or French DC (a)	Annual Company Contribution to Post-Tax Savings Plan (b)	Executive Physicals	Personal Use of Company Country Club Memberships (c)	Personal and Spousal Travel and Related Expenses (d)	Cash Dividend Equivalents (e)	Life Insurance (f)	Other (g)
Richard G. Kyle	$25,925	$146,235	$1,914	$9,145	$1,063	$230,883	$5,119	-
Philip D. Fracassa	$25,925	$54,493	$3,017	$5,598	$1,063	$58,596	$1,452	-
Christopher A. Coughlin	$13,725	$29,417	$1,177	$3,675	-	$68,563	$4,166	-
Hansal N. Patel	$22,875	$26,332	$2,236	-	$1,185	$8,814	$445	-
Andreas Roellgen	$22,232	-	-	-	$6,660	$75,291	$1,402	$29,613
Hans Landin	$25,925	$6,407	-	-	-	$72,191	$562	$714,474

(a)	“SIP” refers to the Savings and Investment Retirement Plan, which is the Company’s primary U.S. qualified defined contribution plan for eligible salaried employees, under which the Company makes matching contributions and “Core DC” contributions to the accounts of

59

eligible U.S. salaried employees. Messrs. Kyle, Fracassa, Coughlin, Patel and Landin received SIP matching contributions during 2022. Messrs. Kyle, Fracassa, Patel and Landin received Core DC contributions during 2022. “French DC” refers to the Company’s French qualified defined contribution plan under which Mr. Roellgen received contributions. See the “Retirement Programs” section on page 52 for plan details.

(b)	The “Post-Tax Savings Plan” is the Company’s non-tax qualified restoration plan for eligible U.S. salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Code. Amounts shown in this column may also include amounts deferred into the Deferred Compensation Plan for Company 401(k) contributions and/or core defined contributions in excess of tax limits, if elected by the NEO.

(c)	The amounts shown for personal use of country club memberships reflect prorated amounts of Company-paid annual membership dues in 2022 that relate to personal use by the NEOs. There are no incremental costs to the Company for personal use, as just one annual payment is made to cover membership dues for both business use and personal use, but all personal expenses are allocated to, and borne by, the NEOs.

(d)	The amounts shown in this column represent expenses related to spousal travel and/or personal travel. If applicable, spousal travel amounts may include the incremental cost of transportation and meals while traveling. Personal travel amounts may include incremental travel expenses for personal use of the Company aircraft such as direct variable operating costs related to fuel, maintenance expenses, landing and parking fees, crew accommodations and meals. Since the aircraft is used primarily for business travel, the Company does not include in the calculation the fixed costs that do not change based on usage. No tax gross-ups on the related imputed income are paid.

(e)	Reflects cumulative dividend equivalents paid in cash in 2022 upon vesting for applicable time-based restricted stock units, performance-based restricted stock units, and deferred shares (if applicable).

(f)	The amounts shown represent the actual premiums paid by the Company for term life insurance (which is provided by the Company for all eligible employees at a level equal to one times their annual salary) and long-term disability insurance.

(g)	This column reflects Mr. Roellgen’s Company car benefit, Company contributions into his TESOP, and an additional amount of $16,863 paid under the legally required French profit-sharing plan. For Mr. Landin, this column reflects a severance payment of $660,280 which was made to Mr. Landin in connection with the end of his employment with the Company (as further described below under “Potential Payments Upon Termination or Change in Control), continuation of health and welfare benefits of $30,203, outplacement services of $8,600, and a payout for accrued, but unused vacation in 2022 in the amount of $15,390.
60

2022 Grants of Plan-Based Awards

The following table sets forth information concerning certain grants made to our NEOs during 2022:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	Grant Date Fair Value
								Awards: Number of Shares of Stock or Units	of Stock and Option Awards (5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard G.	02/10/2022 RSUs (1)							29,050	$ 1,950,708
Kyle	02/10/2022 CSTIP (2)	$ 133,384	$ 1,333,840	$ 2,667,680
	02/10/2022 Perf RSUs (3)				8,715	43,575	87,150		$ 2,926,061
Philip D.	02/10/2022 RSUs (1)							8,375	$ 562,381
Fracassa	02/10/2022 CSTIP (2)	$ 48,672	$ 486,717	$ 973,433
	02/10/2022 Perf RSUs (3)				2,510	12,550	25,100		$ 842,733
Christopher A.	02/10/2022 RSUs (1)							8,850	$594,278
Coughlin	02/10/2022 CSTIP (2)	$ 49,691	$ 496,908	$ 993,816
	02/10/2022 Perf RSUs (3)				2,655	13,275	26,550		$ 891,416
	08/03/2022 Def Shrs (4)							10,000	$637,000
Hansal N.	02/10/2022 RSUs (1)							4,625	$ 310,569
Patel	02/10/2022 CSTIP (2)	$ 31,688	$316,883	$633,765
	02/10/2022 Perf RSUs (3)				1,390	6,950	13,900		$ 466,693
Andreas	02/10/2022 RSUs (1)							3,400	$ 228,310
Roellgen	02/10/2022 CSTIP (2)	$ 28,892	$ 288,919	$ 577,837
	02/10/2022 Perf RSUs (3)				1,020	5,100	10,200		$ 342,465
Hans	02/10/2022 RSUs (1)							3,050	$204,808
Landin	02/10/2022 CSTIP (2)	$ 25,114	$ 251,137	$ 502,275
	02/10/2022 Perf RSUs (3)				915	4,575	9,150		$307,211

(1)	The “RSUs” amounts shown reflect the time-based restricted stock units granted to each NEO in 2022 under the Equity and Incentive Compensation Plan. See the description of time-based restricted stock units on page 52.

(2)	The “CSTIP” amounts shown reflect payout opportunities at threshold, target and maximum performance levels under the annual cash incentive plan design for 2022. Threshold is reflected as the minimum payout if (a) the adjusted EBITDA results would lead to a payout under that metric of zero, (b) one of either the adjusted EBITDA margin or free cash flow metric results would lead to a payout of zero, (c) the results for the other metric identified in clause (b) (either adjusted EBITDA margin or free cash flow) would lead to a payout at threshold under that metric, and (d) adjusted EBITDA margin was greater than 12.5%. Mr. Landin’s actual award payout was prorated based on the number of months worked during the year, prior to the end of his employment with the Company on August 1, 2022. See the “Annual Cash Incentive” section on page 48 for additional details.

(3)	The “Perf RSUs” amounts shown indicate aggregate threshold, target and maximum award opportunities for the performance-based restricted stock units covering the 2022-2024 cycle granted to each NEO in 2022 under the Equity and Incentive Compensation Plan. Threshold is reflected as the minimum payout if the adjusted EPS metric payout is zero and the adjusted ROIC metric pays at threshold, and above the plan circuit breaker. Upon his exit from the Company, Mr. Landin’s unvested nonqualified stock options, time-based restricted stock units and performance-based restricted stock units were treated in accordance with the original terms of the respective grants, as described in the “Potential Payments Upon Termination or Change in Control” section on page 66. See the description of the performance-based restricted stock units on page 50.

61

(4)	The “Def Shrs” amounts shown reflect a one-time grant of 10,000 deferred shares made to Mr. Coughlin on August 3, 2022 under the Equity and Incentive Compensation Plan in connection with being named Executive Vice President, President of Industrial Motion. These shares vest in full on December 31, 2023, contingent on continued employment with the Company.

(5)	The amounts shown reflect the grant date fair value of time-based restricted stock units and performance-based restricted stock units granted in 2022, calculated in accordance with FASB ASC Topic 718. The fair market value of time-based restricted stock units and performance-based restricted stock units is the opening price of our common shares on the date of grant multiplied by the number of shares granted (or, for performance-based restricted stock units, the “target” number of shares granted, which represents the probable outcome of the applicable performance conditions as of the grant date).

For more information regarding certain compensation arrangements with our NEOs, please refer to the “Potential Payments Upon Termination or Change in Control” section on page 66. For information regarding the amount of various compensation elements in proportion to total compensation, see the NEO pay mix charts in the “Aligning Pay with Performance” section on page 41.

62

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table sets forth information concerning unexercised Company stock options and stock awards that have not vested for each of our NEOs as of December 31, 2022:

	Option Awards (2)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised (#) Options	Number of Securities Underlying Unexercised (#) Options	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have

		Exercisable	Unexercisable
Richard G. Kyle	02/11/2016	10,000	-	$27.75	02/11/2026	02/12/2019 (3)	5,194	$367,060	-	-
	02/13/2017	20,000	-	$45.35	02/13/2027	02/10/2020 (3)	16,675	$1,178,422	-	-
	02/12/2018	121,300	-	$44.65	02/12/2028	02/10/2021 (4)	-	-	35,525	$2,510,552
	02/12/2019	103,818	34,607	$42.60	02/12/2029	02/10/2021 (3)	17,757	$1,254,887	-	-
						02/10/2022 (4)	-	-	43,575	$3,079,445
						02/10/2022 (3)	29,050	$2,052,964	-	-
Philip D. Fracassa	02/12/2019	26,118	8,707	$42.60	02/12/2029	02/12/2019 (3)	1,307	$92,366	-	-
						02/10/2020 (3)	4,625	$326,849	-	-
						02/10/2021 (4)	-	-	10,025	$708,467
						02/10/2021 (3)	5,025	$355,117	-	-
						02/10/2022 (4)	-	-	12,550	$886,909
						02/10/2022 (3)	8,375	$591,861	-	-
Christopher A. Coughlin	02/11/2016	57,475	-	$27.75	02/11/2026	02/12/2019 (3)	1,482	$104,733	-	-
	02/13/2017	36,825	-	$45.35	02/13/2027	02/10/2020 (3)	4,859	$343,386	-	-
	02/12/2018	37,925	-	$44.65	02/12/2028	02/10/2021 (4)	-	-	10,700	$756,169
	02/12/2019	30,562	10,188	$42.60	02/12/2029	02/10/2021 (3)	5,185	$366,424	-	-
						02/10/2022 (4)	-	-	13,275	$938,144
						02/10/2022 (3)	8,558	$604,794	-	-
						08/03/2022 (5)	10,000	$706,700	-	-
Hansal N. Patel	02/12/2019	-	968	$42.60	02/12/2029	02/12/2019 (3)	148	$10,459	-	-
						02/10/2020 (3)	1,888	$133,425	-	-
						02/10/2021 (4)	-	-	5,650	$399,286
						02/10/2021 (3)	2,832	$200,137	-	-
						02/10/2022 (4)	-	-	6,950	$491,157
						02/10/2022 (3)	4,625	$326,849	-	-
Andreas Roellgen	02/13/2017	6,850	-	$45.35	02/13/2027	02/12/2019 (3)	325	$22,968	-	-
	02/12/2018	7,925	-	$44.65	02/12/2028	02/10/2020 (3)	1,488	$105,157	-	-
	02/12/2019	6,393	2,132	$42.60	02/12/2029	02/10/2021 (4)	-	-	3,800	$268,546
						02/10/2021 (3)	1,894	$133,849	-	-
						02/10/2022 (4)	-	-	5,100	$360,417
						02/10/2022 (3)	3,400	$240,278	-	-
Hans Landin (1)	02/12/2018	7,925	-	$44.65	08/01/2025	02/12/2019 (3)	315	$22,261	-	-
	02/12/2019	8,525	-	$42.60	08/01/2025	02/10/2020 (3)	720	$50,882	-	-
						02/10/2021 (4)	-	-	3,272	$231,232
						02/10/2021 (3)	609	$43,038	-	-
						02/10/2022 (4)	-	-	2,414	$170,597
						02/10/2022 (3)	736	$52,013	-	-

(1)	Upon his exit from the Company, Mr. Landin’s unvested nonqualified stock options, time-based restricted stock units and performance-based restricted stock units were treated in accordance with the original terms of the respective grants, as described in the “Potential Payments Upon Termination or Change in Control” section on page 66.

(2)	All option awards shown are nonqualified stock options that vest 25% per year over the four-year period from the date of grant and will expire ten years after the date of grant. Nonqualified stock options were eliminated from our long-term incentive award mix in 2020.

(3)	Time-based restricted stock units vest 25% per year over the four-year period from the date of grant. Upon an NEO becoming retirement eligible, restricted stock units may be withheld prior to vesting for taxes owed on such restricted stock units being deemed nonforfeitable.

63

(4)	Performance-based restricted stock units vest after the end of the three-year performance cycle based on the achievement of performance objectives. For the performance-based restricted stock units granted on February 10, 2021 and February 10, 2022, amounts are shown at target.

(5)	Deferred shares for Mr. Coughlin vest 100% on December 31, 2023 contingent on continued employment with the Company.

The market value of the stock awards shown in the table above was determined based upon the closing price of our common shares on December 31, 2022, which was $70.67.

2022 Option Exercises and Stock Vested

The following table sets forth information with respect to the exercise of stock options by and vesting of other equity-based awards for our NEOs during 2022:

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (3)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard G. Kyle	70,000	$2,233,400	70,011	$5,487,140
Philip D. Fracassa	40,025	$913,821	19,156	$1,504,444
Christopher A. Coughlin	-	-	21,125	$1,655,357
Hansal N. Patel	1,405	$41,667	7,316	$580,854
Andreas Roellgen	-	-	16,113	$1,153,311
Hans Landin	10,300	$260,143	16,113	$1,083,711

(1)	Nonqualified stock options were eliminated from our long-term incentive award mix in 2020.

(2)	Stock awards include time-based restricted stock units and performance-based restricted stock units for all NEOs. For Mr. Roellgen and Mr. Landin, stock awards also include deferred shares. The value realized on vesting for time-based and performance-based restricted stock units and deferred shares is the number of shares that vested in 2022 multiplied by the fair market value of our common shares on the date of vesting. Fair market value for performance-based restricted stock units is determined by the average of the high and low price of our common shares on the date of vesting, which is the date that the Compensation Committee approves the performance score payout associated with such award.

(3)	The value realized on the exercise of stock options is the difference between the exercise price and the fair market value of our common shares at the time of exercise. Fair market value is determined by a real-time trading quote from the NYSE at the time of exercise.

64

2022 Pension Benefits Table

Year-over-year changes in pension values are influenced by plan participation, age, length of service, and changes in annual cash compensation, as well as external factors such as changes to mortality assumptions, discount rates, and interest on the prior year’s values as the benefits are one year closer to being paid. Significantly higher interest rates resulted in negative change in actuarial pension values from the prior year measurement period. Effective December 31, 2022, eligible U.S. participants ceased to accrue pension benefits under the Company’s primary U.S. defined benefit pension plans.

The following table sets forth the number of years of credited service and actuarial present value of the defined benefit pension plans for our NEOs as of December 31, 2022 (see the “Retirement Programs” section on page 52 for additional details of the material features of these plans):

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)
Richard G. Kyle (2)	Supplemental Pension Plan	16.7	$11,773,834
	Pension Plan	-	-
Philip D. Fracassa (2)	Supplemental Pension Plan	17.2	$4,184,958
	Pension Plan	-	-
Christopher A. Coughlin	Supplemental Pension Plan	38.5	$5,625,555
	Pension Plan	38.5	$1,118,896
Hansal N. Patel (2)	Supplemental Pension Plan	-	-
	Pension Plan	-	-
Andreas Roellgen (3)	Europe Executive Plan	15.3	$487,646
	FRIP	25.3	$162,219
Hans Landin	Supplemental Pension Plan	-	-
	Pension Plan	-	-
(1)	The “Present Value of Accumulated Benefit” is the present value of pension benefits earned as of December 31, 2022 that would be payable under that plan for the life of the executive, beginning at age 62. See Note 16 – Retirement Benefit Plans in the Notes to the Consolidated Financial Statement in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022 for details about the assumptions used to determine present value.

(2)	Because Mr. Kyle, Mr. Fracassa and Mr. Patel were not employed by the Company as of December 31, 2003, they did not accumulate any service under the Pension Plan.

(3)	Because Mr. Roellgen is based in Colmar, France, he is not eligible for either the Pension Plan or the Supplemental Pension Plan. Instead, Mr. Roellgen is a participant in the FRIP and the Europe Executive Plan. Mr. Roellgen had earned 15.3 years of service under the Europe Executive Plan when his accumulation of years of service under such plan was frozen at the end of 2012. Mr. Roellgen’s compensation is based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars for purposes of this table was €1.00 = $1.0705, which was the applicable exchange rate as of December 31, 2022.

65

2022 Nonqualified Deferred Compensation

The table below sets forth information regarding Deferred Compensation Plan contributions, earnings and withdrawals during 2022 and the account balances as of December 31, 2022 for the NEOs:

Name	Executive Contributions in 2022 (1)	Company Contributions in 2022 (2)	Aggregate Earnings in 2022 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2022 (4)
Richard G. Kyle	$160,061	-	$54,469	-	$1,125,971
Philip D. Fracassa	$58,148	$54,493	$56,441	-	$1,139,478
Christopher A. Coughlin	-	-	-	-	-
Hansal N. Patel	$46,535	$10,533	$9,600	-	$214,689
Andreas Roellgen	-	-	-	-	-
Hans Landin	-	-	-	-	-

(1)	Amounts shown as executive contributions in 2022, if any, were reported in the 2022 Summary Compensation Table (for base salary) or in the 2021 Summary Compensation Table (for payments made under the annual cash incentive plan).

(2)	Amounts shown as Company contributions in 2022, if any, were reported in the 2022 Summary Compensation Table under the “All Other Compensation” column (for Company contributions into the Deferred Compensation Plan).

(3)	This column includes interest earned from cash deferrals. The earnings during this year and previous years were not above market or preferential; therefore, these amounts were not included in the 2022 Summary Compensation Table.

(4)	Includes $753,960 for Mr. Kyle, $785,153 for Mr. Fracassa, and $141,351 for Mr. Patel that was previously reported as compensation in Summary Compensation Tables for prior years.

The Deferred Compensation Plan allows certain employees, including the U.S.-based NEOs, to defer, on a pre-tax basis, the receipt of certain types of compensation until a specified point in the future. Eligible compensation includes salary, incentive compensation payable in cash, employee or Company 401(k) contributions and/or core defined contributions in excess of tax limits. Cash deferrals earn interest quarterly at a rate equal to the prime rate plus 1%. For further information, see the “Deferred Compensation” section on page 54.

Potential Payments Upon Termination or Change in Control

We have entered into severance agreements with each of the NEOs that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, the NEOs are entitled to post-termination payments or benefits under agreements entered into under the Equity and Incentive Compensation Plan, the Predecessor Long-Term Incentive Plan, and our retirement and benefit plans in certain situations. The following circumstances would trigger post-termination payments to the NEOs: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability; and death. All scenarios are assumed to have occurred on December 31, 2022.

Change in Control

Under the Severance Agreements with the NEOs, when certain events occur, such as a reduction in the NEO’s responsibilities or base salary, or termination of the NEO’s employment without cause, within a specified number of years following a change in control of the Company (as defined in the Severance

66

Agreements), each NEO will be entitled to receive a lump sum payment in an amount equal to a multiple (that is set forth in the table below for the respective NEO) of the sum of: (1) the greater of (a) the NEO’s annual base salary in effect prior to the termination and (b) the NEO’s annual base salary in effect prior to the change in control; plus (2) the greater of (a) the NEO’s target annual cash incentive compensation for the year in which the NEO terminates employment and (b) the NEO’s target annual cash incentive compensation for the year in which the change in control occurs. For Mr. Roellgen, the amount is reduced by any severance payments he is entitled to receive under French law. Mr. Roellgen’s Change in Control Multiple increased in connection with his appointment to Executive Vice President and President Engineered of Bearings in August 2022.

NEO	Change In Control Multiple
Mr. Kyle	3.0x
Mr. Fracassa	3.0x
Mr. Coughlin	3.0x
Mr. Patel	1.5x
Mr. Roellgen	2.0x

In addition, each U.S.-based NEO who is eligible for a supplemental retirement benefit would receive a lump sum amount. The lump sum amount is determined by calculating the benefit under each of the Pension Plan and the Supplemental Pension Plan. Under the Severance Agreements, pension benefits for Messrs. Kyle, Fracassa, and Coughlin would be based on service through the December 31, 2022 pension freeze date. The lump sum amount is reduced by the lump sum equivalent of the benefit otherwise payable from the Pension Plan. This lump sum is determined based on the mortality table and interest rate promulgated by the IRS under Section 417(e)(3) of the Code.

The Severance Agreements also provide Messrs. Kyle, Fracassa, and Coughlin with contributions to the SIP Plan and the Post-Tax Savings Plan on the three years of change in control compensation they would receive.  The agreements for Messrs. Patel and Roellgen do not provide for any such contributions in the event of a change in control.

At the time the conditions are met after a change in control, any unvested equity-based grants would vest and become nonforfeitable and the NEO would have three years to exercise all stock options. Performance-based restricted stock units would vest based on actual performance through the most recent date prior to the change in control. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement. As consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, and (where legally permissible) a customary release of claims against the Company. The U.S.-based NEOs also would be entitled to continuation of health and welfare benefits through the applicable severance period (in other words, a number of years equal to the change in control multiple in the table above) and career outplacement services (or French unemployment benefits in the case of Mr. Roellgen).

None of the Severance Agreements with the NEOs contains an excise tax gross-up provision.

Voluntary Termination

If an NEO voluntarily terminates his or her employment with the Company, we generally provide no enhanced termination benefits such as severance, benefits, perquisites or vesting of any equity-based grants, although the Compensation Committee reserves the right to make adjustments where warranted.

Involuntary Termination With Cause

The Company provides no standard severance, benefits, perquisites or vesting of any equity-based grants in the case where an NEO is terminated by the Company with cause. As provided in the Severance Agreements, termination with cause can occur only in the event that the NEO has committed any of the following: an intentional act of fraud, embezzlement or theft in connection with his duties with

67

the Company; intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or intentional wrongful engagement in any Competitive Activity (as defined in the Severance Agreements) that would constitute a material breach of the NEO’s duty of loyalty to the Company (or a Company subsidiary as applicable).

If the Company terminates an NEO’s employment for cause, no benefit is payable under the Excess Benefit Agreements.

Involuntary Termination Without Cause

In the case of an involuntary termination without cause other than in connection with a change in control, each NEO is entitled to a lump sum severance payment equal to a multiple (that is set forth in the table below for the respective NEO) of the sum of: (1) the NEO’s base salary and (2) an amount equal to the highest annual cash incentive payout percentage during the preceding five years (not to exceed 100%) multiplied by the target annual cash incentive compensation for the year in which the NEO is terminated (or, for Mr. Roellgen, the actual annual cash incentive compensation earned for the full year in which he is terminated). For Mr. Roellgen, the amount is reduced by any severance payments he is entitled to receive under French law. As consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, and (where legally permissible) a customary release of claims against the Company. Each NEO also is entitled to continuation of certain health and welfare benefits through the applicable severance period (in other words, a number of years equal to the applicable multiple in the table below) and career outplacement services (or French unemployment benefits in the case of Mr. Roellgen). Equity-based grants vest through the period of time equal to one year multiplied by the severance multiple in the table below in the case of an involuntary termination without cause, with up to three years to exercise stock options.

NEO	Severance Multiple
Mr. Kyle	2.0x
Mr. Fracassa	1.5x
Mr. Coughlin	1.5x
Mr. Patel	1.0x
Mr. Roellgen	1.0x

The values shown in the Termination Scenarios table below for the retirement benefits (where eligible) are payable in the same form and manner as described in the “Retirement Programs” discussion on pages 52 to 54. In the event of involuntary termination without cause, the benefit is determined and payable as described in the “Retirement Programs” discussion on pages 52 to 54, but with up to two additional years of service credit, except with respect to pension benefits for Messrs. Kyle, Fracassa, and Coughlin, which would be calculated based on service through the December 31, 2022 pension freeze date.

Retirement

“Retirement” for purposes of outstanding grants to NEOs under the Equity and Incentive Compensation Plan means either: (1) voluntary termination of the NEO at or after age 62; or (2) retirement after the NEO has reached age 55 and has accrued at least 15 years of continuous service, with the consent of the Board or the Committee. Treatment of equity awards for NEOs who retire includes normal vesting of Equity and Incentive Compensation Plan awards as if the officer had remained in the continuous employ of the Company (except performance-based restricted stock units, which are prorated through the last day of employment and paid at the end of the performance period).

Amounts shown in the retirement column in the Termination Scenarios table below for “Retirement Benefits” are for NEOs who are eligible to retire under the Pension Plan or under an individual Excess Benefit Agreement as of December 31, 2022 assuming the NEOs immediately retire. The amounts shown are in addition to the corresponding amounts reflected in the 2022 Pension Benefits Table on page

68

65 (which assumes retirement of the NEO at age 62). See the “Retirement Programs” section on page 52 for additional details.

Death or Permanent Disability

“Permanent Disability” occurs if an NEO qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.

Benefits for U.S.-based NEOs who die while actively employed are payable to the surviving spouse from the defined benefit pension plans at the NEO’s normal retirement date (or on a reduced basis at an early retirement date). The benefit is equal to 50% of the benefit payable as if such NEO had terminated employment on the date of his death, survived to the payment date (as elected by spouse), elected the 50% joint and survivor form of payment, and died the next day. If the U.S.-based NEO has at least 15 years of service at time of death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.

All equity-based Equity and Incentive Compensation Plan and Predecessor Long-Term Incentive Plan grants immediately vest in the event of death or permanent disability, except performance-based restricted stock units, which are prorated and paid at the end of the performance period. In the case of disability, the employee has up to five years to exercise stock options. In the case of death, the survivor has up to five years to exercise stock options.

69

Termination Scenarios

Mr. Kyle
	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$4,801,824	$7,202,736
Equity (2)	-	-	-	$8,430,112	$9,861,472	$10,784,142
Retirement Benefits (3)	-	-	$2,118,669	-	-	$622,103
Other Benefits (4)	-	-	-	-	$79,500	$79,500
Total	-	-	$2,118,669	$8,430,112	$14,742,796	$18,688,481

Mr. Fracassa
	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$1,642,668	$3,285,336
Equity (2)	-	-	-	$2,352,432	$2,615,212	$3,025,482
Retirement Benefits (3)	-	-	-	-	-	$276,820
Other Benefits (4)	-	-	-	-	$79,500	$79,500
Total	-	-	-	$2,352,432	$4,337,380	$6,667,138

Mr. Coughlin
	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$1,677,064	$3,354,127
Equity (2)	-	-	$2,542,111	$3,242,111	$3,027,351	$3,956,391
Retirement Benefits (3)	-	-	-	-	-	$293,486
Other Benefits (4)	-	-	-	-	$79,500	$79,500
Total	-	-	$2,542,111	$3,242,111	$4,783,915	$7,683,504

Mr. Patel
	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)		-	-	-	$778,077	$1,167,115
Equity (2)	-	-	-	$1,116,773	$1,182,853	$1,410,913
Retirement Benefits (3)	-	-	-	-	-	-
Other Benefits (4)	-	-	-	-	$26,500	$39,750
Total	-	-	-	$1,116,773	$1,987,430	$2,617,778

Mr. Roellgen (5)
	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$736,360	$1,472,720
Equity (2)	-	-	-	$852,217	$896,667	$1,059,907
Retirement Benefits (3)	-	-	-	-	-	-
Other Benefits (4)	-	-	-	-	$19,129	$38,258
Total	-	-	-	$852,217	$1,652,156	$2,570,885

70

(1)	“Cash Severance” amounts are determined by multiples of annual pay provided in the Severance Agreements.

(2)	“Equity” includes deferred shares, time-based restricted stock units, performance-based restricted stock units and stock option grants. Treatment of equity-based grants in the event of a termination or change in control is described in the “Potential Payments Upon Termination or Change in Control” section on page 66. Beginning with the Predecessor Long-Term Incentive Plan grant for 2012, we modified our equity grant agreements to require double-trigger vesting for awards in the event of a qualifying termination following a change in control. All stock options are valued based on the difference between the below closing stock price and the exercise price (or zero if the difference is negative), times the number of unvested stock options that would accelerate, as provided for in the Severance Agreements. For retirement eligible NEOs, amounts shown reflect both the value of unvested restricted stock units and stock options that would vest as described in the “Retirement” section on page 68 following retirement as well as the value of performance-based restricted stock units, which are prorated through the last day of employment (for purposes of this table, assuming December 31, 2022 as the termination date). All full-value awards are valued at the closing price of our common shares on December 31, 2022, which was $70.67.

(3)	“Retirement Benefits” for eligible NEOs represent the value of additional benefits earned under the qualified and supplemental plans as a result of retirement, termination without cause, or a qualifying termination following a change in control.

Values are shown under the retirement scenario for only those NEOs who were eligible for early retirement as defined in the applicable retirement plan as of December 31, 2022 and reflect the incremental present value above what they would receive at age 62. As of December 31, 2022, Mr. Kyle was eligible for early retirement as defined in the applicable retirement plan. Mr. Coughlin reached the earliest unreduced retirement age of 62 for the plan year, therefore there is no longer an incremental benefit value to report in the event of an early retirement.

(4)	“Other Benefits” consist of continuation of health and welfare benefits through the severance period, with estimated values for U.S.-based NEOs of $16,500 per year and for Mr. Roellgen of $770 per year, plus outplacement services (if elected) with estimated values of $10,000 per year for U.S.-based NEOs and $20,700 per year for Mr. Roellgen.

(5)	Mr. Roellgen’s compensation is generally based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars was €1.00 = $1.0539 (the average monthly exchange rate for the calendar year).

Mr. Landin is not included in the table above due to his separation from the Company on August 1, 2022. In connection with his separation from the Company, Mr. Landin received cash payments of $660,280 per his severance agreement, $201,893 for his annual incentive award and $15,390 for accrued, but unused vacation paid to him in 2022. Upon his exit from the Company, Mr. Landin’s unvested nonqualified stock options, time-based restricted stock units and performance-based restricted stock units were treated in accordance with the original terms of the respective grants, as described in the “Potential Payments Upon Termination or Change in Control” section on page 66. The value of his unvested equity upon separation on August 1, 2022 was $856,005 assuming performance-based restricted stock units at target and valued at the closing price of our common shares on August 1, 2022, which was $64.17.

71

Equity Compensation Plan Information

The table below sets forth information as of December 31, 2022 regarding the Predecessor Long-Term Incentive Plan and the Equity and Incentive Compensation Plan. Under the Predecessor Long-Term Incentive Plan and Equity and Incentive Compensation Plan, we have made equity compensation available to Directors, officers and other employees of the Company. The Predecessor Long-Term Incentive Plan and Equity and Incentive Compensation Plan were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans
approved by security holders (4)	1,859,281	$41.61	6,281,725

Equity compensation plans not
approved by security holders	-	-	-

Total:	1,859,281	$41.61	6,281,725

(1)	The amount shown in column (a) includes the following grants made under both the Predecessor Long-Term Incentive Plan and the Equity and Incentive Compensation Plan: nonqualified stock options – 921,310; deferred shares – 36,830; performance-based restricted stock units – 567,267 (assuming payout levels at target and settlement in shares; at maximum payout levels for performance-based restricted stock units, an additional 567,267 shares would be issued); and time-based restricted stock units – 333,874 (assuming settlement in shares).

(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.

(3)	The amount shown in column (c) represents common shares remaining available under the Equity and Incentive Compensation Plan, under which the Compensation Committee is authorized to make awards of common shares, nonqualified stock options, incentive stock options, appreciation rights, restricted shares, deferred shares, performance shares, performance units and restricted stock units, and is inclusive of eligible recycled shares from the Predecessor Long Term Incentive Plan as described below. Awards may be credited with dividend equivalents payable in the form of cash or common shares. In addition, under the Equity and Incentive Compensation Plan, nonemployee Directors are eligible for awards of restricted shares, restricted stock units, common shares and option rights. In 2019, the Equity and Incentive Compensation Plan was approved by shareholders at the annual meeting of shareholders authorizing 10,000,000 shares of common stock that may be issued. Shares from the Predecessor Long-Term Incentive Plan are no longer available to be issued. However, if any common shares subject to an award granted under the Predecessor Long Term Incentive Plan are forfeited, or an award granted under the Predecessor Long Term Incentive Plan (in whole or in part) is canceled or forfeited, expires, is settled in cash, or is unearned, the common shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the Equity and Incentive Compensation Plan. Under the Equity and Incentive Compensation Plan, for any award that is not an option right or a stock appreciation right, 3.5 common shares are subtracted from the maximum number of common shares available under the plan for every common share granted under the award. For awards of option rights and stock appreciation rights, however, only one common share is subtracted from the maximum number of common shares available under the plan for every common share granted. Recycled option rights and stock appreciation rights from the Predecessor Long Term Incentive Plan are added back to the maximum number of common shares available under the plan

72

by one common share. For any award that is not an option right or stock appreciation right, 3.5 common shares are added to the maximum number of shares available under the plan.

(4)	The Company also maintains the Director Deferred Compensation Plan and the Deferred Compensation Plan pursuant to which Directors and other employees, respectively, may defer receipt of incentive compensation payable in common shares (other than restricted shares or options) authorized for issuance under the Equity and Incentive Compensation Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of common shares.

CEO PAY RATIO

For 2022, the ratio of our CEO’s annual total compensation (“CEO Compensation”) to the median of the annual total compensation of all of our employees (other than our CEO and the Excluded Employees (as defined below)) as described below (“Median Annual Compensation”), commonly referred to as the “CEO Pay Ratio”, was 171 to 1.

This CEO Pay Ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below, but there may be a degree of imprecision due to the permitted use of reasonable estimates and assumptions in preparing this CEO Pay Ratio disclosure. In this summary, we refer to the employee who received our Median Annual Compensation as our “Median Employee.” For purposes of this disclosure, the date used to identify our Median Employee was October 1, 2021 (the “Determination Date”). In accordance with applicable SEC rules, we utilized the same Median Employee to calculate the CEO Pay Ratio for 2022 that we identified for the calculation in 2021 since there were no material changes in our employee population or employee compensation arrangements in 2022 that we reasonably believe would result in a significant change to our CEO Pay Ratio disclosure. The Median Employee held the same position at the Company (a position in our operations group in the United States) in 2022 as in 2021.

For purposes of this CEO Pay Ratio disclosure, CEO Compensation was $8,237,530, which represents the total compensation reported for our CEO in the “2022 Summary Compensation Table”. Also. for purposes of this CEO Pay Ratio disclosure, Median Annual Compensation was $48,267, which was calculated by totaling all applicable elements of compensation that our Median Employee earned during the 2022 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify our Median Employee in 2021, we utilized the consistently applied compensation measure of “target total direct compensation” for the period from January 1, 2021 to December 31, 2021, which measure consisted of the sum of annual base pay plus the targeted value of annual and long-term incentives. For hourly workers, annual base pay was calculated using a reasonable estimate of hours worked during 2021 multiplied by the applicable hourly rate. In addition, we annualized the total compensation (based on reasonable assumptions and estimates relating to our employee compensation program) for any employees (full-time and part-time) that commenced employment with the Company after January 1, 2021. To establish our employee pool, as permitted by the applicable SEC rules, we excluded 6057 non-U.S employees (the “Excluded Employees”) from our total global workforce of 17,950 employees as of October 1, 2021 who were employed in locations that individually represented less than 5% of our total global workforce from our Median Employee determination process to arrive at a pool of 17,345 employees (this pool, excluding the Excluded Employees and the CEO, is hereinafter referred to as the “Employee Pool”). The Employee Pool did not include any independent contractors or “leased”

7 The Excluded Employees included the following number of employees from the following countries: (a) United Kingdom – 188 employees; (b) Mexico – 182 employees; (c) Brazil – 87 employees; (d) South Africa – 83 employees; (e) Russian Federation – 24 employees; (f) Turkey – 8 employees; (g) Indonesia – 6 employees; (h) Israel – 6 employees; (i) Colombia – 3 employees; (j) Ghana – 3 employees; (k) Taiwan – 3 employees; (l) Thailand – 3 employees; (m) Bosnia and Herzegovina – 1 employee; (n) the Democratic Republic of the Congo – 1 employee; (o) Egypt – 1 employee; (p) Kazakhstan – 1 employee; (q) Nigeria – 1 employee; (r) Philippines – 1 employee; (s) Tanzania – 1 employee; (t) Ukraine – 1 employee; and (u) Vietnam – 1 employee.

73

workers and excluded employees of businesses acquired by us in 2021 (and 2022), as permitted by the applicable SEC rules. We next calculated the median target total direct compensation for our Employee Pool and identified the subset of employees who were paid within a 1% range of such median (the “Comparison Group”). Finally, we selected a representative employee from the Comparison Group as our Median Employee in 2021. Here in 2022, using the same Median Employee, we determined our Median Employee’s Median Annual Compensation as described above. We did not utilize any cost-of-living adjustments for purposes of this CEO Pay Ratio disclosure.

PAY VERSUS PERFORMANCE

Pay Versus Performance Table

As required by pay versus performance rules adopted by the SEC in 2022 (“PVP Rules”) and in effect for the first time for this Proxy Statement, the below Pay Versus Performance table (“PVP Table”) provides information about compensation for this Proxy Statement’s NEOs, as well as NEOs from our 2022 and 2021 proxy statements (each of 2020, 2021, and 2022, a “Covered Year”). The PVP Table also provides information about the results for certain financial performance measures during those same Covered Years. In reviewing this information, there are a few important things to consider:

•	The information in columns (b) and (d) comes directly from this and prior year’s Summary Compensation Tables, without adjustment;

•	As required by the PVP Rules, we describe the information in columns (c) and (e) as “compensation actually paid” (or “CAP”) to the applicable NEOs, but these CAP amounts do not necessarily reflect compensation that our NEOs actually earned for their service in the Covered Years. Instead, CAP reflects a calculation involving a combination of realized pay (for cash amounts and some equity award amounts) and realizable or accrued pay (primarily for pension benefits and other equity awards);

•	The PVP Rules require that we choose a peer group or index for purposes of TSR comparisons, and we have chosen the S&P 400 Industrials index (the “PVP Peer Index”) for this purpose; and

•	As required by the PVP Rules, we provide information about our cumulative TSR, cumulative PVP Peer Index TSR results and U.S. GAAP net income results (the “External Measures”) during the Covered Years in the PVP Table, but we did not actually base any compensation decisions for the NEOs on, or link any NEO pay to, these particular External Measures.

Pursuant to the PVP Rules, the Company is required to designate one financial metric as the “Company-Selected Measure,” or the most important financial measure that demonstrates how the Company sought to link 2022 executive pay to performance. For 2022, the Company has selected adjusted EPS. However, the Company believes that all of the metrics designated in the chart under “Important Financial Performance Measures” section on page 79 are important drivers of Company performance that are designed to link executive pay to performance.

74

Pay Versus Performance (1)
					Value of initial fixed $100 Investment based on:
Year	Summary Compensation Table ("SCT") Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for non- PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs	Total Shareholder Return	PVP Peer Index Total Shareholder Return	Net Income	Adjusted EPS
(a)	(b)	(c)(2)	(d)	(e)(2)	(f)(3)	(g)(3)	(h)(4)	(i)(5)
2022	$8,237,530	$12,315,153	$2,289,681	$2,957,968	$133	$132	$407	$6.02
2021	$9,665,330	$4,260,457	$1,968,075	$1,248,938	$128	$150	$369	$4.72
2020	$11,264,263	$15,459,072	$2,576,293	$3,111,028	$140	$116	$285	$4.10

(1)	Richard G. Kyle was our principal executive officer (“PEO”) for each of the Covered Years. In this disclosure, we refer to our NEOs other than Mr. Kyle in any Covered Year as our “Other NEOs” or our “Non-PEO Named Executive Officers.” Christopher A. Coughlin, Philip D. Fracassa and Andreas Roellgen were “Other NEOs” for each of the Covered Years. In addition, Hansal N. Patel was an “Other NEO” for 2022 and 2021, Ronald J. Myers was one for 2021 and 2020, and Hans Landin was one for 2022.

(2)	For each Covered Year, in determining both the CAP for our PEO and the average CAP for our Other NEOs, we deducted or added back the following amounts from or to the total amounts of compensation reported in column (b) and column (d) for such Covered Year:

Item and Value Added (or Deducted)	2022	2021	2020
For Mr. Kyle:
- change in actuarial present value of pension benefits, as reported in SCT for Covered Year	$0	($2,674,337)	($4,448,000)
+ service cost of pension benefits, as calculated for Covered Year	$0	$53,321	$872,557
+ prior service cost of pension benefits, as calculated for Covered Year	N/A	N/A	N/A
- SCT “Stock Awards” column value	($4,876,769)	($4,422,240)	($4,421,376)
- SCT “Option Awards” column value	N/A	N/A	N/A
+/- adjusted amount for applicable stock/option awards, as calculated for Covered Year	$8,954,392	$1,638,383	$12,191,628
+ the Covered Year-end fair value of equity awards granted in (and still outstanding as of the end of) the Covered Year	$7,260,306	$3,978,892	$5,830,701
+/- the change in fair value of equity awards granted in prior Covered Years (and still outstanding as of the end of the Covered Year)	$1,468,606	($1,565,525)	$4,965,371
+ the vesting date fair value of equity awards granted and vested in the Covered Year	$0	$0	$0
+/- the change in fair value of equity awards granted in prior Covered Years that vested in the Covered Year	$225,480	($774,984)	$1,395,557
- the prior Covered Year-end fair value of equity awards granted in prior Covered Years that were forfeited in the Covered Year	$0	$0	$0
+ dividends/earnings paid or accrued on equity awards during or for the Covered Year (if not otherwise included in CAP)	$0	$0	$0
Total Added (or Deducted):	$4,077,623	($5,404,873)	$4,194,809

For the Other NEOs (on Average):
- change in actuarial present value of pension benefits, as reported in SCT for Covered Year	$0	($277,922)	($840,500)
+ service cost of pension benefits, as calculated for Covered Year	$7,436	$17,114	$23,144
+ prior service cost of pension benefits, as calculated for Covered Year	N/A	N/A	N/A
- SCT “Stock Awards” column value	($1,077,573)	($868,388)	($949,966)
- SCT “Option Awards” column value	N/A	N/A	N/A
+/- adjusted amount for applicable stock/option awards, as calculated for Covered Year	$1,738,424	$410,059	$2,302,057
+ the Covered Year-end fair value of equity awards granted in (and still outstanding as of the end of) the Covered Year	$1,414,572	$781,349	$1,158,678
+/- the change in fair value of equity awards granted in prior Covered Years (and still outstanding as of the end of the Covered Year)	$277,331	($255,359)	$889,990
+ the vesting date fair value of equity awards granted and vested in the Covered Year	$0	$0	$0
+/- the change in fair value of equity awards granted in prior Covered Years that vested in the Covered Year	$46,520	($115,931)	$253,388
- the prior Covered Year-end fair value of equity awards granted in prior Covered Years that were forfeited in the Covered Year	$0	$0	$0
+ dividends/earnings paid or accrued on equity awards during or for the Covered Year (if not otherwise included in CAP)	$0	$0	$0
Total Added (or Deducted):	$668,287	($719,137)	$534,735

75

(3)	TSR as set forth in the PVP Table assumes, in each case, an initial investment of $100 on December 31, 2019, in Timken common shares for our cumulative TSR and in the PVP Peer Index for the PVP Peer Index cumulative TSR, based on market prices at the end of each fiscal year through and including December 31, 2022, and reinvestment of dividends.

(4)	Net income for purposes of this pay versus performance disclosure is calculated as the consolidated net income of the Company and its subsidiaries, determined in accordance with U.S. GAAP. Dollar values are in millions.

(5)	For purposes of this pay versus performance disclosure, adjusted EPS is calculated based on the Company’s adjusted earnings per share as used for external reporting purposes for the Covered Year (net of taxes), adjusted to exclude the effect of material changes in accounting principles, methods, and/or significant changes in tax law that are not reflected in externally reported diluted earnings per share. See Appendix A for a reconciliation of adjusted EPS as used for external reporting to its most directly comparable GAAP financial measure.

Graphical Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results

The PVP Rules require that comparisons be made between certain columns in the PVP Table. Such comparisons can be provided graphically without further explanation, and we have done so below. In accordance with that approach, the following charts show the relationships between our cumulative TSR, the cumulative TSR for the PVP Peer Index reflected in the PVP Table above, and Mr. Kyle’s CAP or Other NEO CAP, as applicable.

76

The following charts show the relationships between GAAP net income and Mr. Kyle’s CAP or Other NEO CAP, as applicable.

77

Lastly, the following charts show the relationships between adjusted EPS and Mr. Kyle’s CAP or Other NEO CAP, as applicable.

78

Important Financial Performance Measures

The following table provides what we believe are the most important financial performance measures (including adjusted EPS) we used to link executive pay for our PEO and Other NEOs for 2022 to our performance:

Performance Measure	Type of Performance Measure
Adjusted EPS	Financial
Adjusted EBITDA	Financial
Adjusted EBITDA Margin	Financial
Free Cash Flow	Financial
Adjusted Return on Invested Capital	Financial

79

PROPOSAL NO. 3: RECOMMENDATION, ON AN ADVISORY BASIS, OF THE FREQUENCY OF THE SHAREHOLDER VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Securities Exchange Act of 1934 requires companies to hold a non-binding shareholder vote, at least once every six years, to determine whether a shareholder advisory vote on executive compensation should be held every one, two or three years.

After thoughtful consideration of the outcomes of our shareholder votes on this topic at both the 2017 Annual Meeting of Shareholders and the 2011 Annual Meeting of Shareholders and the current preference evident from voting results at other comparable companies, the Board of Directors is recommending that the frequency of the shareholder advisory vote on named executive officer compensation be every year. This recommendation reflects our commitment to strong corporate governance and accountability to our shareholders. An annual advisory vote will foster useful communication with our shareholders by allowing our shareholders to annually express their views on the Company’s executive compensation practices.

As an advisory vote, the outcome of the vote on this resolution is not binding on us. However, the Board of Directors values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when determining the frequency of the shareholder advisory vote on named executive officer compensation.

Shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of the Company recommend, on an advisory basis, that the frequency with which the shareholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers set forth in the Company’s proxy statement is:

●	Choice 1 – every year;
●	Choice 2 – every two years;
●	Choice 3 – every three years; or
●	Choice 4 – abstain from voting.

Shareholders are not voting to approve or disapprove the Board of Director’s recommendation. Shareholders may choose among the four choices listed in the resolution set forth above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION BE HELD EVERY YEAR.

80

PROPOSAL NO. 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“EY”), an independent registered public accounting firm, to perform the audit of our financial statements and our internal control over financial reporting for the 2023 fiscal year. EY has acted as our independent accounting firm for over 100 years. We believe the long tenure of EY’s audit relationship with us is beneficial as EY has developed significant expertise and experience with our business, accounting policies and practices and our internal control over financial reporting, which we believe allows for a higher quality audit and a competitive fee structure.

The appointment of EY as our independent auditor is not required to be submitted to a vote of our shareholders for ratification. However, the Board of Directors believes that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote in favor of the appointment of EY, the Audit Committee will reconsider whether to retain EY and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

The affirmative vote of a majority of the votes cast on this matter is necessary to ratify the appointment of EY. Abstentions will not be counted for determining whether this matter is approved. Because the ratification of the appointment of EY is a routine matter, we do not expect any broker non-votes with respect to this matter.

Representatives of EY are expected to be present at the 2023 Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR FOR THE 2023 FISCAL YEAR.

81

Auditor

Set forth below are the aggregate fees billed by EY for professional services rendered to us in 2022 and 2021:

	2022	2021
Audit Fees:
Consolidated financial statements	$4,047,500	$3,263,500
New accounting standards, method changes, and accounting consultations on matters addressed during the audit or interim reviews	$35,000	-
Statutory audits and SEC filings	$760,500	$558,000
Total Audit Fees	$4,843,000	$3,821,500
Audit-Related Fees:
Agreed upon procedures and permitted advisory services	$49,000	-
Total Audit-Related Fees	$49,000	-
Tax Fees:
Tax compliance	$313,400	$205,000
Tax advisory and transfer pricing	$778,800	$1,220,000
Total Tax Fees	$1,092,200	$1,425,000
All Other Fees:
Publications and online subscriptions/content	$7,200	$7,200
Total Other Fees	$7,200	$7,200
Total Fees	$5,991,400	$5,253,700

The Audit Committee has adopted policies and procedures requiring pre-approval of all services provided by the independent auditor. Other than services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be, and have been, pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Audit Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Audit Committee. The Audit Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee has reviewed and discussed with management and our independent auditor the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The Audit Committee also has discussed with our independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from our independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, has discussed with our independent auditor such independent auditor’s independence, and has considered the compatibility of non-audit services with the auditor’s independence.

82

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

James F. Palmer (Audit Committee Chair)
Maria A. Crowe
Sarah C. Lauber
Christopher L. Mapes
Ajita G. Rajendra
Frank C. Sullivan

PROPOSAL NO. 5: AMENDMENTS TO THE COMPANY’S AMENDED ARTICLES OF INCORPORATION AND AMENDED REGULATIONS TO REDUCE CERTAIN SHAREHOLDER VOTING REQUIREMENT THRESHOLDS

A majority of votes cast, or a simple majority, is already the voting standard for most matters voted upon by the Company’s shareholders. The express voting standards applicable to our common shareholders in our Amended Articles of Incorporation and Amended Regulations are simple majority standards. Ohio corporate law, like the corporate law of most states, does, however, provide a default voting standard for certain extraordinary matters (requiring the affirmative vote of the holders of at least two-thirds of our outstanding voting securities). Because our organizational documents are otherwise silent on the required voting standard for such extraordinary matters, certain matters, such as a merger or sale of all or substantially all of the Company’s assets and a voluntary dissolution of the Company, would require a supermajority vote.

Our Board has unanimously approved amendments to both our Amended Articles of Incorporation and our Amended Regulations to eliminate any supermajority voting requirements, including as a result of default voting standards under Ohio law, as set forth in the full text of both the proposed amendment to Article Seventh of our Amended Articles of Incorporation in Appendix B and the proposed amendment to Section 6 of Article V of our Amended Regulations in Appendix C, in each case attached to this Proxy Statement:

If the proposal to amend our Amended Articles of Incorporation and Amended Regulations is not approved, the default Ohio corporate law voting standard will continue to require the affirmative vote of the holders of at least two-thirds of our outstanding voting securities for certain extraordinary matters.

Because our Board has unanimously approved the proposed amendments to our Amended Articles of Incorporation and Amended Regulations, the affirmative vote of holders of at least a majority of our outstanding common shares is necessary for approval of this proposal. Accordingly, abstentions and broker non-votes will have the same effect as votes cast against the proposal to amend our Amended Articles of Incorporation and Amended Regulations. Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR the proposal to amend our Amended Articles of Incorporation and Amended Regulations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND OUR AMENDED ARTICLES OF INCORPORATION AND AMENDED REGULATIONS.

83

PROPOSAL NO. 6: SHAREHOLDER PROPOSAL – Improve the Shareholder Right to Call a Special Shareholder Meeting

A shareholder, John Chevedden, whose address and share ownership are available upon request as described on page 90, has notified the Company of his intention to offer the following proposal for consideration of our shareholders at the 2023 Annual Meeting of Shareholders. By including the proposal below in our proxy materials, the Company makes no representation as to the accuracy or completeness of the proponent’s claims or assertions.

Proposal 6 – Improve the Shareholder Right to Call a Special Shareholder Meeting

Shareholders ask our Board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

One of the main purposes of this proposal is to give all shareholders the right to formally participate in calling for a special shareholder meeting regardless of length of stock ownership to the fullest extent possible.

Currently only non-street name shareholders can participate in calling a special shareholder meeting. Thus, if one makes the reasonable estimate that 50% of Timken stock is non street name stock, it means that our current requirement that 25% of shares are needed to call for a special shareholder meeting translates into 50% of this one category of stock and all other Timken shares are 100% excluded.

Thus, what seems to be a somewhat favorable 25% right to call special shareholder meeting turns into an unfavorable 50% right to call for a special shareholder meeting plus we have no right to act by written consent. A 50% stock ownership threshold to call for a special shareholder meeting means that any fleeting shareholder thought of calling for a special shareholder meeting is killed in the crib.

Plus, many companies allow for both a right to call a shareholder meeting and a shareholder right to act by written consent and we have no right to act by written consent and we never will have such a right at Timken. This is all the more reason to have a shareholder right to call for a special shareholder that is not loaded up with a major roadblock as it is now at Timken.

Calling for a special shareholder meeting is hardly ever used by shareholders but the main point of the right to call for a special shareholder meeting is that it gives shareholders at least significant standing to engage effectively with management.

Management will have an incentive to genuinely engage with shareholders instead of stonewalling if shareholders have a realistic Plan B option of calling a special shareholder meeting.

The Board may claim that the Board has open lines of communication with shareholders but sadly most of the open lines are black holes with no impact on the Board other than an exchange of courtesies. A reasonable shareholder right to call a special shareholder meeting is an important step for effective shareholder engagement with management.

Please vote yes:
Improve the Shareholder Right to Call a Special Shareholder Meeting – Proposal 6.

84

THE BOARD OF DIRECTORS’ RESPONSE TO THE SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS SAME SHAREHOLDER PROPOSAL THAT YOU VOTED AGAINST IN 2020 AND 2021.

After careful consideration, the Board has once again concluded that this proposal, submitted by John Chevedden, is not in the best interests of the Company and its shareholders. At our annual meetings held in 2020 and 2021, our shareholders agreed when they voted against this same proposal submitted by this same shareholder to reduce the ownership threshold to 10%. These outcomes were consistent with the voting outcomes on special meeting proposals at other public companies during the 2022 proxy season, when only 10 out of 118 special meeting proposals were approved by shareholders.8 Of the 10 special meeting proposals that were approved, seven, or 70%, involved companies with no right to call a special meeting (six) or a very limited right provided to shareholders holding at least 50% of that company’s voting power (one). Those situations are not very comparable to this one where a very reasonable right already exists for shareholders holding 25% of the voting power.

The Board continues to believe the current 25% threshold strikes an appropriate balance between granting shareholders the right to call special meetings when appropriate and protecting all our shareholders’ interest in promoting the appropriate use of Company resources.

Our Shareholders Already Have the Right to Call Special Shareholder Meetings

The Board recognizes the importance of having in place strong corporate governance practices that ensure that the Company is responsive to the concerns of our shareholders. As such, our Amended Regulations already provide that shareholders who together hold at least 25% of the Company’s outstanding common shares can call a special meeting. A threshold of 25% or higher is in line with practices at a strong majority of publicly traded companies that offer shareholders the right to call special meetings. In fact, the current 25% ownership threshold is the same as, or more favorable than, approximately 68% of the S&P 500, including companies that do not provide shareholders with a right to call a special meeting.9 Additionally, our Amended Regulations do not qualify this right by utilizing exclusionary or prohibitive language such as minimum ownership periods. We also have regular dialogue with our shareholders, large and small, regarding important issues relating to our business and items of interest to our shareholders. Other than the proponent, none of our shareholders have ever expressed to us that our current requirement for shareholders to call a special meeting is overly burdensome.

A 10% Ownership Threshold Could Give a Small Group of Shareholders with Special Interests a Disproportionate Amount of Influence Over the Company’s Affairs

Special meetings should only be utilized for out of the ordinary circumstances that are time sensitive and of interest to all or most of our shareholders and not for business that can be more appropriately addressed through other available means. Reducing the threshold to call a special meeting to 10% could lead to abuse by just a few shareholders with special interests and individual agendas who may call special meetings to pursue matters that may not be in the best interests of the Company or our shareholders generally.

The inability of a special meeting proponent to convince holders of at least 25% of our common shares to support a special meeting could provide a strong indication that our shareholders are not interested in the topic, do not believe that the proposed action requires immediate attention, or do not think a special meeting is warranted. Our shareholders twice supported that position when they voted against this same proposal submitted by this same shareholder to reduce the threshold to 10% at our annual meetings held in 2020 and 2021, including by a margin of 41.3 million shares voted “AGAINST” compared to 26.4 million

8 According to Georgeson, based on annual meeting results for companies in the Russell 3000 Index held during the period from July 1, 2021 through June 30, 2022.

9 According to FactSet, as of November 2022.

85

shares voted “FOR” this same shareholder proposal in 2021. When important matters are brought to the attention of the Board, it considers the issues carefully and determines a recommended course of action for shareholder consideration, including calling a special meeting, if appropriate. Unlike a shareholder with a special interest or agenda, our Directors have a fiduciary duty to represent the best interests of all our shareholders and are mindful of that duty in determining whether to call a special meeting.

We Have Established Governance Practices and Mechanisms to Ensure Accountability of the Board and Management to Shareholders

Because the Company maintains open lines of communication with our shareholders and welcomes shareholder engagement and dialogue with the Board and our management team, shareholders already have various opportunities to voice their questions and concerns. In 2022 alone, we attended nine investor conferences, completed seven non-deal roadshows, and held a significant number of individual investor meetings. We also hosted an investor day that had almost 100 virtual attendees and many additional in-person attendees. In total, the Company completed over 400 interactions with investors during 2022 (including the virtual attendees at our investor day). During these contacts, shareholders were invited to share any feedback they had regarding the Company’s operations, strategy and governance practices as well as other topics they deemed material. In 2020 and 2021, we specifically reached out to a number of our largest shareholders to gauge their views on our 25% ownership threshold. Well over a majority of those shareholders who engaged supported our existing 25% ownership threshold over the proponent’s proposal to reduce the ownership threshold to call a special meeting to 10%.

In 2020 and 2021, well over a majority of the top shareholders whom we specifically engaged on the topic supported our existing 25% ownership threshold over a reduction to 10%.

The Board believes that this proposal should be evaluated in the context of the Company’s overall commitment to strong corporate governance that is responsive to the views and concerns of the Company’s shareholders, as evidenced by the following practices:

●	We have a declassified Board – all of our Directors are elected annually.
●	We have an independent Board Chairman.
●	The Board is comprised of a substantial majority of independent Directors (10 of 12 Directors on our current Board are independent).
●	We have shown a strong commitment to Board refreshment – half of our current board is comprised of Directors that have been added in the past decade.
●	We align our Directors’ and executive officers’ interests with those of our shareholders through robust ownership requirements.
●	We have granted our shareholders proxy access with 3/3/20/20 parameters.
●	We hold an annual say-on-pay vote and have had consistently strong shareholder support over the past five years.
●	All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.
●	Our Directors are elected by a majority of votes cast and our Majority Voting Policy requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board.
●	Shareholders holding 25% of the Company’s common shares already have the right to call special meetings.

See page 25 for more details on the Company’s commitment to strong corporate governance.

86

Shareholders’ Rights to be Informed and to Vote on Significant Matters are Already Protected by State Law

Shareholders can also be assured that their right to be informed of and vote on significant matters is protected not only by their existing right to call special meetings, but also by state law and other rules and regulations. Ohio law provides that shareholders must be given the opportunity to vote on significant corporate actions such as: (a) mergers; (b) the sale or disposition of all or substantially all of the assets of a company; and (c) amendments to a company’s articles of incorporation or regulations that are reserved by law to be acted upon only by vote of the shareholders. Additionally, the listing standards of the NYSE similarly require us to seek shareholder approval for other significant matters, including the issuance of common shares in many circumstances, such as when such issuance would result in a change in control of the Company. Additionally, as described in proposal 5 on page 83, the Company is supporting a proposal to eliminate “supermajority” voting requirements from its charter documents in response to the vote on the shareholder proposal at the annual meeting in 2022. Thus, the opportunity for shareholder votes on many important matters that may arise between annual meetings of shareholders is already well-established.

Certain of the Proponent’s Supporting Statements are Misleading and Lack Support

The proponent claims that only non-street name shareholders can call a special shareholder meeting, and then, without support, speculates that 50% of the Company’s common stock is held in street name. Based on this unsupported assumption, the proponent argues that the 25% ownership threshold translates to a 50% threshold for shares of common stock held in street name. However, the Company’s Amended Regulations do not limit the ability to call a special shareholder meeting to shares of the Company’s common stock held in street name, contrary to this misleading statement by the proponent. While it is true that only holders of record may submit a request to call a special meeting, beneficial owners (if not holders of record themselves) may direct their corresponding holders of record to make such a request on their behalf. Beneficial shareholders are not excluded if they are not record holders of the Company’s common stock. In fact, our shareholders have the same rights whether they hold their common shares of record or in street name, as evidenced by the proponent’s ability to have his shareholder proposal presented at the annual meeting.

****

In light of the Company’s strong corporate governance practices, including our shareholders’ existing right to call a special meeting, as well as the ample alternatives already available for our shareholders to express their views and vote on important matters, the Board believes that the 10% threshold that would be imposed under this proposal is not in the best interests of the Company or its shareholders. Our shareholders voted against this very same proposal in 2020 and 2021 and we recommend a similar vote against this proposal again this year.

The affirmative vote of a majority of the votes cast is necessary for the approval of this proposal. Abstentions and broker non-votes will not be counted for determining whether the resolution is approved.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

87

OTHER INFORMATION

Participation at the Annual Meeting

In order to attend the online-only meeting, you will need to pre-register prior to 10:00 a.m., Eastern Time, on May 4, 2023. To pre-register for the meeting, please follow these instructions:

Registered Shareholders

If your shares are registered in your name with our transfer agent or you are a participant holding shares in a Timken-sponsored employee savings plan and you wish to attend the virtual meeting, go to www.cesonlineservices.com/tkr23_vm. Please have your Proxy Card or Notice of the Meeting, containing your 11-digit control number, available and follow the instructions to complete your registration request.

Beneficial Shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record)

Beneficial shareholders who wish to attend the virtual meeting may pre-register by visiting the website www.cesonlineservices.com/tkr23_vm. Please have available the voting instruction form, notice, or other communication from your broker, bank, or other holder of record that sets forth the control number provided to you and follow the instructions to complete your registration request.

After pre-registering for the meeting, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting and submitting questions. Shareholders may review the rules of conduct for the virtual meeting or vote during the virtual Annual Meeting by following the instructions available on the meeting website.

Proxy Solicitation

The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, our officers and other employees, without extra remuneration, may solicit the return of proxies by any means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee not to exceed $17,500 plus reasonable out-of-pocket expenses.

How Proxies will be Voted

On the record date of February 21, 2023, we had 72,618,648 outstanding common shares, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than 50% of such shares shall constitute a quorum for purposes of the 2023 Annual Meeting of Shareholders.

Voting at the Meeting

Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR all of the Director nominees as indicated under Proposal No. 1, FOR Proposal No. 2, FOR choice 1 – every year on Proposal No. 3, FOR Proposal No. 4, FOR Proposal No. 5, and AGAINST Proposal No. 6. The time limits established under our Amended Regulations for Non-Rule 14a-8 Proposals (as defined below) described under “Submission of Shareholder Proposals” also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. We do not know of any matters to be brought before the 2023 Annual Meeting except as indicated in the accompanying Notice of 2023 Annual Meeting of Shareholders and this Proxy Statement. However, if any other matters

88

properly come before the meeting for action that we did not have notice on or prior to February 5, 2023, or that applicable law otherwise permits proxies to vote on a discretionary basis, it is intended that the proxy holders may vote or act thereon in their discretion.

You may revoke your proxy at any time before the 2023 Annual Meeting of Shareholders by a later dated proxy received by us or by giving notice to us either in writing or at the meeting.

Corporate Election Services, Inc. (“CES”) will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. Representatives of CES will serve as inspectors of election for the 2023 Annual Meeting of Shareholders. Under Ohio law, our Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” and broker non-votes will be counted for purposes of determining whether a quorum has been achieved at the 2023 Annual Meeting of Shareholders.

Submission of Shareholder Proposals

We must receive by November 21, 2023 any proposal of our shareholders intended to be presented at the 2024 Annual Meeting of Shareholders and to be included in our proxy materials related to the 2024 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the 1934 Act. Such proposals should be submitted by certified mail, return receipt requested. A shareholder submitting a proposal outside the processes of Rule 14a-8 under the 1934 Act in connection with the 2024 Annual Meeting of Shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal in accordance with Article I, Sections 12 and 14 of our Amended Regulations. In general, to be timely, a shareholder’s notice must be delivered to or received by our Vice President, General Counsel & Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting of shareholders. If the date of the 2024 Annual Meeting of Shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2023 Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our Vice President, General Counsel & Secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2024 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting of Shareholders is first made. Our proxy related to the 2024 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after February 5, 2024. The summaries set forth immediately above are qualified in their entirety by our Amended Regulations and Rule 14a-8.

In addition to satisfying the requirements under our Amended Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the 1934 Act, which notice must be postmarked or transmitted electronically to our Vice President, General Counsel & Secretary at our principal executive offices no later than 60 calendar days prior to the anniversary date of the 2023 Annual Meeting (for the 2024 Annual Meeting, no later than March 6, 2024). However, if the date of the 2024 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made.

General

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your

89

family has multiple accounts holding common shares, you already may have received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2022 promptly upon your written or oral request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

After April 1, 2023, we will furnish to each shareholder, upon written request and without charge, a copy of our Annual Report to Shareholders for the year ended December 31, 2022, including financial statements and schedules thereto, filed with the SEC. Requests should be addressed to Hansal N. Patel, Vice President, General Counsel & Secretary, The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. The address and share ownership of the shareholder submitting the shareholder proposal on page 84 may be obtained using the contact information above or by calling 234-262-3000.

90

APPENDIX A

RECONCILIATIONS OF NON-GAAP MEASURES TO MOST DIRECTLY COMPARABLE GAAP MEASURES

(dollars in millions, excluding EPS and Adjusted EPS)

Reconciliation of Net Income to Adjusted Net Income and EBITDA[1]	2022	2021	2020	2019	2018	2017
Net Sales	$4,496.7	$4,132.9	$3,513.2	$3,789.9	$3,580.8	$3,003.8
Net Income (Loss) Attributable to The Timken Company	$407.4	$369.1	$284.5	$362.1	$302.8	$203.4
Impairment, restructuring and reorganization charges[2]	39.5	15.1	29.0	9.8	7.1	13.1
Corporate pension and other postretirement benefit related expense (income)[3]	2.9	0.3	18.5	(4.1)	12.8	18.1
Acquisition related charges[4]	14.8	3.2	3.7	15.5	20.6	9.0
Acquisition-related gain[5]	-	(0.9)	(11.1)	-	-	-
Russia-related charges[6]	15.6	-	-	-	-	-
(Gain) loss on divestitures and sale of real estate[7]	(2.9)	-	(0.4)	(4.5)	0.8	(3.6)
Property (recoveries) losses and related expenses[8]	-	-	(5.5)	7.6	-	-
Brazil legal matter	-	-	-	1.8	-	-
Tax Indemnification and related items	0.3	0.2	0.5	0.7	1.5	(1.0)
Health care plan modification costs	-	-	-	-	-	(0.7)
Noncontrolling interest	(5.3)	-	(0.1)	(0.5)	(1.3)	-
Provision for income taxes	(24.5)	(23.6)	(6.0)	(34.6)	(16.8)	(30.8)
Adjusted Net Income	$447.8	$363.4	$313.1	$353.8	$327.5	$207.5
Net income (loss) attributable to noncontrolling interest	9.6	12.4	7.9	12.6	2.7	(1.1)
Provision for income taxes (as reported)	133.9	95.1	103.9	97.7	102.6	57.6
Interest expense	74.6	58.8	67.6	72.1	51.7	37.1
Interest income	(3.8)	(2.3)	(3.7)	(4.9)	(2.1)	(2.9)
Depreciation and amortization expense[9]	164.0	167.0	164.0	159.9	146.0	135.8
Noncontrolling interest	5.3	-	0.1	0.5	1.3	-
Provision for income taxes	24.5	23.6	6.0	34.6	16.8	30.8
Adjusted EBITDA	$855.9	$718.0	$658.9	$726.3	$646.5	$464.8
Adjusted EBITDA Margin (% of net sales)	19.0%	17.4%	18.8%	19.2%	18.1%	15.5%

Reconciliation of Diluted EPS to Adjusted EPS[1]	2022	2021	2020	2019	2018	2017
Diluted Earnings per Share (EPS)	$5.48	$4.79	$3.72	$4.71	$3.86	$2.58
Adjusted EPS	$6.02	$4.72	$4.10	$4.60	$4.18	$2.63
Diluted Shares	74,323,839	77,006,589	76,401,366	76,896,565	78,337,481	78,911,149

A-1

Reconciliation of Adjusted Net Operating Profit after Taxes	2022	2021	2020	2019	2018	2017
Adjusted EBITDA	$855.9	$718.0	$658.9	$726.3	$646.5	$464.8
Less: Depreciation and amortization expense[9]	164.0	167.0	164.0	159.9	146.0	135.8
Adjusted EBIT	$691.9	$551.0	$494.9	$566.4	$500.5	$329.0
Adjusted tax rate	25.5%	24.0%	25.5%	26.5%	26.5%	30.0%
Calculated income taxes	176.4	132.2	126.2	150.1	132.6	98.7
Adjusted net operating profit after taxes (ANOPAT)	$515.5	$418.8	$368.7	$416.3	$367.9	$230.3

Reconciliation of Adjusted Invested Capital	2022	2021	2020	2019	2018	2017	2016
Total debt	$1,963.2	$1,464.9	$1,564.6	$1,730.1	$1,681.6	$962.3	$659.2
Total equity	2,352.9	2,377.7	2,225.2	1,954.8	1,642.7	1,474.9	1,310.9
Invested capital (Total debt + Total equity)	$4,316.1	$3,842.6	$3,789.8	$3,684.9	$3,324.3	$2,437.2	$1,970.1
Invested capital (two-point average)	$4,079.4	$3,816.2	$3,737.4	$3,504.6	$2,880.8	$2,203.7

Calculation of Return on Adjusted Invested Capital[10]	2022	2021	2020	2019	2018	2017
ANOPAT	$515.5	$418.8	$368.7	$416.3	$367.9	$230.3
Invested capital (two-point average)	$4,079.4	$3,816.2	$3,737.4	$3,504.6	$2,880.8	$2,203.7
Return on invested capital	12.6%	11.0%	9.9%	11.9%	12.8%	10.5%

Reconciliation of Free Cash Flow[11]	2022	2021
Net cash provided from operating activities	$463.8	$387.3
Less: capital expenditures	178.4	148.3
Free cash flow	$285.4	$239.0

Reconciliation of Net Debt[12]	2022
Short-term debt	$49.0
Long-term debt	1,914.2
Total debt	$1,963.2
Less: cash and cash equivalents	331.6
Net debt	$1,631.6
Ratio of net debt to adjusted EBITDA	1.9

1Management believes consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure that is useful to investors as it is representative of the Company's performance and that it is appropriate to compare GAAP net income to consolidated EBITDA. Management also believes that non-GAAP measures of adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are useful to investors as they are representative of the Company's core operations and are used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

2Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; (iv) impairment of assets held for sale; and (v) related depreciation and amortization. Impairment, restructuring and reorganization charges for 2022 included $29.3 million related to the sale of Timken Aerospace Drive Systems, LLC. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

A-2

3Corporate pension and other postretirement benefit related expense (income) primarily represents actuarial losses and (gains) that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions. The Company recognizes actuarial losses and (gains) through earnings in connection with the annual remeasurement in the fourth quarter, or on an interim basis if specific events trigger a remeasurement. Corporate pension and other postretirement benefit related expense (income) also includes curtailments.

4Acquisition-related charges represent deal-related expenses associated with completed transactions and certain unsuccessful transactions, as well as any resulting inventory step-up impact.

5The acquisition-related gain represents a bargain purchase price gain on the acquisition of the assets of Aurora Bearing Company that closed on November 30, 2020.

6Russia-related charges include impairments or allowances recorded against certain property, plant and equipment, inventory and trade receivables to reflect the current impact of Russia's invasion of Ukraine (and associated sanctions) on the Company's operations. In addition to impairments and allowances recorded, the Company recorded a loss on the divestiture of its Timken-Rus Service Company ooo business during the third quarter of 2022.

7Represents the net gain resulting from divestitures and the sale of real estate.

8Property (recoveries) losses and related expenses represent property loss and related expenses during the periods presented (net of insurance recoveries received) that occurred during the first quarter of 2019 at one of the Company's warehouses in Knoxville, Tennessee and during the third quarter of 2019 at one of the Company's warehouses in Yantai, China.

9Depreciation and amortization shown excludes depreciation recognized in reorganization charges, if any.

10The Company uses ANOPAT/Average Invested Capital as a non-GAAP ratio that indicates return on invested capital, which is useful to investors as a measure of return on their investment.

11Management believes that free cash flow is a non-GAAP measure that is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

12Management believes Net Debt is an important measure of the Company's financial position, due to the amount of cash and cash equivalents on hand.

A-3

APPENDIX B

AMENDMENTS TO AMENDED ARTICLES OF INCORPORATION

RESOLVED that the Amended Articles of Incorporation be amended by deleting “Article SEVENTH” thereof and inserting the following in lieu thereof:

“SEVENTH: Notwithstanding any provision of Section 1701.01, et seq., of the Ohio Revised Code, or any successor statutes now or hereafter in force, requiring for the authorization or taking of any action the vote or consent of the holders of shares of capital stock entitling them to exercise two-thirds of the voting power of the Corporation or of any class or classes of such shares thereof, such action, unless otherwise expressly required by law, these Amended Articles of Incorporation or the Amended Regulations of the Corporation, may be authorized or taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes of shares thereof.”

B-1

APPENDIX C

AMENDMENTS TO AMENDED REGULATIONS

RESOLVED that the Amended Regulations be amended by deleting the provisions of “Section 6. Amendments” of Article V thereof and inserting the following in lieu thereof:

“These Regulations may be amended (i) to the extent permitted by Chapter 1701 of the Ohio Revised Code, by the Directors, or (ii) by the affirmative vote of the holders of record entitled to exercise a majority of the voting power on such proposal.”

C-1

TIMKEN

4.2M 03-21-23 Order No. 11482 | Timken® is a registered trademark of The Timken Company | © 2023 The Timken Company | Printed in the U.S.A.

c/o Corporate Election Services P. O. Box 3230 Pittsburgh, PA 15230	Vote by Telephone

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touchtone phone, and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

Internet	QR Code	Telephone Call Toll-Free: 1-888-693-8683	Mail Return your proxy
Access the Internet site and
cast your vote:			card/voting instruction form
www.cesvote.com			in the postage-paid
	Scan with a mobile device		envelope provided

Vote 24 hours a day, 7 days a week! If you vote by telephone or Internet, please do NOT send your proxy by mail.

    Proxy must be signed and dated below. Please fold and detach card at perforation before mailing.

The Timken Company	proxy / voting instruction card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints John M. Timken, Jr.; Richard G. Kyle; and Hansal N. Patel; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held online at http://www.cesonlineservices.com/tkr23_vm, on May 5, 2023, at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ employee share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting.

Signature

Signature (if jointly held)

Date:

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

Notice Of Annual Meeting Of Shareholders

May 5, 2023 at 10:00 a.m.

http://www.cesonlineservices.com/tkr23_vm

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet you will receive notification that will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

    Please fold and detach card at perforation before mailing.

The Timken Company	proxy / voting instruction card

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR proposals 1, 2, 4 and 5, and Every Year on Proposal 3.

1.	Election of eleven Directors to serve for a term of one year:

Nominees:	(01)	Maria A. Crowe	(02)	Elizabeth A. Harrell	(03)	Richard G. Kyle	(04)	Sarah C. Lauber
	(05)	John A. Luke, Jr.	(06)	Christopher L. Mapes	(07)	James F. Palmer	(08)	Ajita G. Rajendra
	(09)	Frank C. Sullivan	(10)	John M. Timken, Jr.	(11)	Ward J. Timken, Jr.

☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY to vote for all nominees listed above

To withhold authority to vote for individual Nominee(s), write the name(s) or number(s) on the line below:

2.	Approval, on an advisory basis, of our named executive officer compensation.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Recommendation, on an advisory basis, of the frequency (every 1, 2 or 3 years) of the shareholder advisory vote on named executive officer compensation.

☐	EVERY YEAR	☐	EVERY 2 YEARS	☐	EVERY 3 YEARS	☐	ABSTAIN

4.	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2023.

☐	FOR	☐	AGAINST	☐	ABSTAIN

5.	Approval of amendments to our Amended Articles of Incorporation and Amended Regulations to reduce certain shareholder voting requirement thresholds.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors recommends a vote AGAINST proposal 6.

6.	Consideration of a shareholder proposal requesting our Board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

☐ PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.